Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

CHS/COMMUNITY HEALTH SYSTEMS, INC.

AND

DUKE UNIVERSITY HEALTH SYSTEM, INC.

December 11, 2024

Page

1.	PURCHASE OF ASSETS.	1
1.1	Assets	1
1.2	Excluded Assets	3
1.3	Assumed Liabilities	5
1.4	Excluded Liabilities	5
1.5	Purchase Price	7
1.6	Net Working Capital, Estimates and Audits	7
1.7	Transition Patients	9
1.8	Prorations	11
2.	CLOSING.	11
2.1	Closing	11
2.2	Actions of Seller at Closing	12
2.3	Actions of Buyer at Closing	13
3.	REPRESENTATIONS AND WARRANTIES OF SELLER	14
3.1	Existence and Capacity	14
3.2	Powers; Consents; Absence of Conflicts With Other Agreements, Etc.	15
3.3	Binding Agreement	15
3.4	Financial Statements	15
3.5	Absence of Certain Changes	16
3.6	Licenses	17
3.7	Government Programs, Accreditations, and Private Programs.	18
3.8	Regulatory Compliance	20
3.9	Equipment	22
3.10	Real Property	22
3.11	Title to and Sufficiency of Assets	23
3.12	Employee Benefit Plans	24
3.13	Litigation or Proceedings	25
3.14	Environmental Laws	25
3.15	Taxes	26
3.16	Employee Relations	27

(continued)

Page

3.17	The Contracts	28
3.18	Supplies	29
3.19	Insurance	29
3.20	Third Party Payor Cost Reports	29
3.21	Medical Staff Matters	30
3.22	Condition of Assets	30
3.23	Experimental Procedures	30
3.24	Intellectual Property	30
3.25	Compliance Program	31
3.26	Certificates of Need	31
3.27	Representations with Respect to the Hospital	32
3.28	Privacy and Cybersecurity	32
4.	REPRESENTATIONS AND WARRANTIES OF BUYER	33
4.1	Existence and Capacity	33
4.2	Powers; Consents; Absence of Conflicts With Other Agreements, Etc.	33
4.3	Binding Agreement	33
4.4	Availability of Funds	34
5.	COVENANTS OF SELLER PRIOR TO CLOSING	34
5.1	Information	34
5.2	Operations	34
5.3	Negative Covenants	35
5.4	Governmental Approvals	36
5.5	Antitrust Matters	36
5.6	Additional Financial Information	37
5.7	No-Shop Clause	37
5.8	Efforts to Close	38
5.9	Estoppels and Contract Consents	38
5.10	Employee List	38
5.11	Hospital Price Transparency.	38
6.	COVENANTS OF BUYER PRIOR TO CLOSING	38

2

(continued)

Page

6.1	Governmental Approvals	38
6.2	Antitrust Matters	39
6.3	Title Commitment and Surveys	39
6.4	Efforts to Close	41
7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER	41
7.1	Representations/Warranties	41
7.2	Governmental Approvals	41
7.3	Title Policy	41
7.4	Actions/Proceedings	42
7.5	No Material Adverse Change	42
7.6	Insolvency	42
7.7	Material Consents	42
7.8	Vesting/Recordation	42
7.9	Closing Deliveries	42
8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER	43
8.1	Representations/Warranties	43
8.2	Governmental Approvals	43
8.3	Actions/Proceedings	43
8.4	Insolvency	43
8.5	Closing Deliveries	43
9.	SELLER’S RESTRICTIVE COVENANTS	43
10.	ADDITIONAL AGREEMENTS.	44
10.1	Allocation of Purchase Price	44
10.2	Termination Prior to Closing	44
10.3	Post-Closing Access to Information	45
10.4	Preservation and Access to Records After the Closing	46
10.5	Tax Effect	46
10.6	Reproduction of Documents	46
10.7	Cooperation on Tax Matters	47
10.8	Cost Reports.	47

3

(continued)

Page

10.9	Misdirected Payments, Etc.	48
10.10	Employee Matters	48
10.11	Use of Controlled Substance Permits	49
10.12	Medical Staff Bylaws	50
10.13	Information Services Agreement	50
10.14	Transition Services Agreement	50
10.15	Billing and Collection Agreement	50
10.16	License Agreement	50
10.17	Trademark Assignment Agreement	50
10.18	Access to Records Including as to Recovery and Audit Information	50
10.19	Continuation of Insurance	51
10.20	Quality Reporting	51
10.21	Telephone Access	52
10.22	Guaranties	52
10.23	Excluded Marks	52
11.	INDEMNIFICATION.	52
11.1	Indemnification by Buyer	52
11.2	Indemnification by Seller	52
11.3	Limitations	53
11.4	Notice and Control of Litigation	53
11.5	Notice of Claim	54
11.6	Mitigation	54
11.7	Survival	55
11.8	Exclusive Remedy	55
12.	MISCELLANEOUS.	55
12.1	Schedules and Exhibits	55
12.2	Additional Assurances	56
12.3	Consented Assignment	56
12.4	Consents, Approvals and Discretion	56
12.5	Legal Fees and Costs	56

4

(continued)

Page

12.6	Choice of Law	56
12.7	Benefit/Assignment	56
12.8	No Brokerage	56
12.9	Cost of Transaction	57
12.10	Confidentiality	57
12.11	Public Announcements	58
12.12	Waiver of Breach	58
12.13	Notice	58
12.14	Severability	59
12.15	Gender and Number	59
12.16	Divisions and Headings	59
12.17	Affiliates	59
12.18	Material Adverse Effect	59
12.19	Jurisdiction	60
12.20	Accounting Date	60
12.21	No Inferences	61
12.22	Limited Third Party Beneficiaries	61
12.23	Entire Agreement/Amendment	61
12.24	Risk of Loss	61
12.25	Other Definitions.	62

5

EXHIBITS

Description Exhibit

Seller Entities A

Limited Power of Attorney B

Information Services Agreement C

Transition Services Agreement D

Billing and Collection Agreement E

License Agreement for Policy and Procedure Manuals F

SCHEDULES

Description Schedule

Owned Real Property 1.1(a)(i)

Leased Real Property 1.1(a)(ii)

Contracts 1.1(g)

Provider Numbers 1.1(j)

Excluded Assets 1.2

Finance Leases 1.3(b)

Excluded Liabilities 1.4

Net Working Capital 1.6

Consents – Government Filings. 3.2(b)

Financial Statements 3.4(a)

Financial Statements – Condition of Company 3.4(b)

Financial Statements – Material Liabilities 3.4(c)

Absence of Certain Changes 3.5

Licenses 3.6

Accreditations and Certifications 3.7(b)

Conditions of Participation 3.7(c)

Investigations and Audits 3.7(f)

HQI Program 3.7(g)

Regulatory Compliance – HIPAA Compliance 3.8(a)

Regulatory Compliance – HIPAA Breaches 3.8(b)

Real Property 3.10

Real Property – Violations 3.10(a)

Real Property – Zoning 3.10(b)

Real Property – Tenant Allowances 3.10(c)

Real Property – Rent Roll 3.10(d)

Real Property – Eminent Domain 3.10(e)

Real Property – Options 3.10(f)

Employee Benefit Plans – List of Plans 3.12(a)

Employee Benefit Plans – ERISA 3.12(c)

Employee Benefit Plans – Payments 3.12(e)

Litigation or Proceedings 3.13

Environmental Laws 3.14

Taxes 3.15

Employee Relations – Employees 3.16(a)

Employee Relations – Compliance 3.16(b)

Employee Relations – Terminations 3.16(c)

Contracts – Performance 3.17(c)

Contracts – Notice of Termination 3.17(e)

Insurance 3.19

Third Party Payor Cost Reports 3.20

Medical Staff Matters 3.21

Condition of Assets 3.22

Intellectual Property – Assets 3.24(a)

Intellectual Property – Non-Infringement 3.24(b)

Compliance Program 3.25

Certificates of Need 3.26

Representations with Respect to the Hospital 3.27(b)

Privacy and Cybersecurity 3.28

Material Consents 7.7

Non-Competition 9

Indemnification by Seller 11.2

GLOSSARY OF CERTAIN DEFINED TERMS

Defined Term Section

Accounting Firm 1.6(c)

Accreditations 3.7(b)

Action 12.19

Affiliate 12.17

Aggregate Damage 12.24(a)

Agreement Introduction

Anti-Kickback Law 1.4(n)

Antitrust Laws 5.5

Applications 3.26

Assets 1.1

Assignment and Assumption Agreement 2.2(c)

Assignment of Leases 2.2(a)

Assumed Liabilities 1.3

Basket Amount 11.3

Balance Sheet Date 3.4(a)i

Benefit Plans 3.12(a)

Billing and Collection Agreement 2.2(l)

Breach 3.8(b)

Business Associate Agreement 2.2(j)

Buyer Introduction

Buyer Employees 10.10(a)

Buyer Entities Recitals B

Buyer’s Environmental Assessment 6.3(e)

Buyer Plans 10.10(a)

Buyer Indemnified Parties 11.2

CARES Act 1.4(e)

Casualty Termination Notice 12.24(a)

CERCLA 3.14

Certificate of Need 3.26

Closing 2.1

Closing Date 2.1

CMS 1.2(c)

COBRA 1.4(h)

Code 3.12(a)

Contracts 1.1(g)

Decision Date 12.24(b)

Deeds 2.2(a)

Disaster Relief Funds 12.25

DRG Transition Patients 1.7(a)

Effective Time 2.1

Employee List 5.10

Environmental Laws 3.14

End Date 10.2

ERISA 3.12(a)

Excluded Assets 1.2

Excluded Contracts 1.2(q)

Excluded Liabilities 1.4

Excluded Marks 1.2(g)

Exemption Certificate 3.26

Facilities Recitals

False Claims Act 1.4(n)

Financial Statements 3.4(a)

FTC 5.5

Fundamental Representations 11.7

GAAP 1.6(a)

Government Entity 12.25

Government Programs 3.7(a)

Healthcare Laws 12.25

Healthcare Representations 11.7

HIPAA 12.25

HQI Program 3.7(g)

Hospital Recitals

HSR Act 5.5

HSR Act Filing Fee 6.2

Immaterial Contracts 3.17(a)

Indemnified Party 11.4

Indemnifying Party 11.4

Independent Consultant 12.24(a)

Information Services Agreement 2.2(j)

Initial Employee Census Date 5.10

Intellectual Property 12.25

Intellectual Property Assets 3.24(a)

Interim Billings 1.7(b)

Justice Department 5.5

Knowledge of Seller 12.25

Law 12.25

Leased Real Property 1.1(a)

License Agreement 2.2(m)

Loss(es) 11.1

MAC 1.7(c)

Material Adverse Effect 12.18

Material Consents 7.7

Medical Staff Members 3.21

Net Working Capital 1.6(a)

Non-Fundamental Cap 11.3

Objections 6.3(c)

OIG 3.7(f)

ORYX 3.7(g)

Owned Real Property 1.1(a)

Permits 1.1(h)

Permitted Encumbrances 3.10

Person 12.25

PIP 1.7(c)

PHI 3.8(b)

Practitioner(s) 3.6

Privacy and Security Requirements 12.25

Private Programs 3.7(c)

Purchase Price 1.5

QNet 3.7(g)

RCRA 3.14

Real Property 1.1(a)

Records 10.4

Second Request 10.2

Security Incident 12.25

Seller Introduction

Seller Cost Reports 10.8

Seller Entity/Entities Recitals

Seller Entity Data 12.25

Seller Entity Systems 12.25

Seller Guaranty 10.22

Seller Indemnified Parties 11.1

State Health Agency 3.6

Stark Law 1.4(n)

Subject Insurance Policies 10.19

Submittal Date 12.24(b)

Surveys 6.3(b)

Survival Period 11.7

Tax or Taxes 3.15

Tax Return 3.15

Termination Notice 12.1

Title Commitment 6.3(a)

Title Company 6.3(a)

Title Evidence 6.3(c)

Title Policy 6.3(a)

Trademark Assignment Agreement 2.2(n)

Transition Patients 1.7

Transition Services 1.7

Transition Services Agreement 2.2(k)

WARN Act 3.16(c)

x

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of December 11, 2024, by and between CHS/COMMUNITY HEALTH SYSTEMS, INC., a Delaware corporation (“Seller”), and DUKE UNIVERSITY HEALTH SYSTEM, INC., a North Carolina non-profit corporation which is exempt from federal income tax as an organization described in Section 501(c)(3) of the Code (“Buyer”).

RECITALS:

A. Seller owns or controls, directly or indirectly, the organizations listed on Exhibit A attached hereto (each a “Seller Entity” and together the “Seller Entities”).

B. The Seller Entities directly or indirectly own and operate Lake Norman Regional Medical Center in Mooresville, North Carolina (the “Hospital”).

C. Seller desires to cause the Seller Entities to sell to Buyer or an entity designated by Buyer (the “Buyer Entities”) and Buyer desires to cause the Buyer Entities to purchase substantially all of the assets of the Seller Entities which are directly or indirectly related to, necessary for, or used in connection with, the operation of the Hospital, together with certain related businesses, including but not limited to medical office buildings, outpatient care facilities, physician practices, ancillary services, land and buildings (collectively with the Hospital, the “Facilities”), on the terms and conditions set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements, covenants, representations, and warranties hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the parties hereto agree as follows:

1. PURCHASE OF ASSETS.

1.1 Assets. Subject to the terms and conditions of this Agreement, as of the Closing (as defined in Section 2.1 hereof), Seller agrees to cause the Seller Entities to sell, convey, transfer, assign and deliver to the Buyer Entities, and Buyer agrees to cause the Buyer Entities to purchase, all right, title and interest of the Seller Entities in and to all of the assets owned or used by the Seller Entities in connection with the operation of the Facilities, other than the Excluded Assets (hereinafter defined), which assets shall include, without limitation, the following (the “Assets”):

(a) fee simple title to the real property described on Schedule 1.1(a)(i) hereto, together with all right, title and interest of the Seller Entities in and to all improvements, any construction in progress, any other buildings and fixtures thereon, and all rights, privileges and easements appurtenant thereto (collectively, the “Owned Real Property”), and leasehold title to the real property that is leased, subleased, or otherwise licensed by the Seller Entities pursuant to the leases, subleases or licenses described on Schedule 1.1(a)(ii) (collectively, the “Leased Real Property”) (the Owned Real Property and the Leased Real Property are collectively referred to herein as the “Real Property”);

(b) all tangible personal property, including, without limitation, all major, minor or other equipment, vehicles, furniture and furnishings of the Seller Entities;

(c) all supplies and inventory used or held for use in respect of the Facilities;

(d) assumable deposits and prepaid expenses that have continuing value to the Buyer Entities;

(e) all claims of the Seller Entities against third parties to the extent such claims relate to the condition of the Assets and, to the extent assignable, all warranties (express or implied) and rights and claims assertable by (but not against) the Seller Entities related to the Assets;

(f) all right, title and interest in the financial, patient, medical staff and personnel records relating to the Facilities or provision of clinical care to patients in any Seller Entity’s custody or control, in any media retained or stored (including, without limitation, all equipment records, medical administrative libraries, medical records, documents, catalogs, books, records, files and current personnel records);

(g) all rights and interests in the contracts, commitments, leases, licenses and agreements relating to the Facilities together with the Immaterial Contracts (hereinafter defined) except for contracts which are exclusively available to Seller or its Affiliates (the contracts being assigned are referred to herein as the “Contracts” and listed in Schedule 1.1(g) hereto); provided, however, that the contract of any physician who executes a new employment agreement with Buyer to be effective on the Closing Date shall not be deemed a “Contract”;

(h) all licenses, registrations, permits, certificates, and approvals (the “Permits”), to the extent legally assignable, held by the Seller Entities relating to the ownership, development, and operation of the Facilities (including, without limitation, any pending or approved governmental approvals);

(i) the trade names, trademarks, service marks (or variations thereof), domain names, social media account handles (but not content), copyrights and related proprietary rights listed in Schedule 3.24, all goodwill associated therewith, and all applications or registration associated therewith, including, but not limited to, any and all names, symbols, trademarks, logos or other symbols that include “Lake Norman Regional Medical Center;”

(j) to the extent legally transferable, all provider numbers listed in Schedule 1.1(j);

(k) all goodwill associated with the Facilities and the Assets;

(l) petty cash;

(m) the telephone numbers used in connection with the business or operation of the Facilities;

(n) all computer hardware and data processing equipment located at the Facilities that are used or held for use in the operation of the Facilities and all rights in warranties of any manufacturer or vendor with respect thereto;

(o) whether or not reflected in the financial statements, wherever located and whether or not similar to the items specifically set forth, all other businesses and ventures owned by the Seller Entities in connection with the Facilities;

(p) all property of the foregoing types arising or acquired by the Seller Entities between the date hereof and the Closing Date; and

(q) all other property of every kind, character or description owned, leased or licensed by the Seller Entities and used or held for use in the business of the Facilities or the Assets.

1.2 Excluded Assets. Those assets of the Seller Entities described below, together with any assets described in Schedule 1.2 hereto, shall be retained by the Seller Entities (collectively, the “Excluded Assets”) and shall not be conveyed to the Buyer Entities:

(a) cash, cash equivalents and marketable securities (except petty cash);

(b) board-designated, restricted and trustee-held or escrowed funds (such as funded depreciation, debt service reserves, working capital trust assets, and assets and investments restricted as to use) and accrued earnings thereon;

(c) all amounts payable to the Seller Entities in respect of third party payors pursuant to retrospective settlements (including, without limitation, pursuant to Medicare, Medicaid and CHAMPUS/TRICARE cost reports filed or to be filed by the Seller Entities for periods prior to the Effective Time, retrospective payment of claims that are the subject of Centers for Medicare and Medicaid Services (“CMS”) Recovery Audit Contractor appeals, and all payments for periods prior to the Effective Time related to all Medicaid programs including but not limited to the Hospital Uncompensated Care Fund, Medicaid DSH, the Medicaid Managed Care Delivery System, and the Healthcare Access Stabilization Program (HASP)), and all appeals and appeal rights of the Seller Entities relating to such settlements, including cost report settlements, for periods prior to the Effective Time;

(d) all Seller Entity records relating to (i) litigation files and records, cost report records relating to periods of time prior to Closing, Tax Returns and minute books, and (ii) the Excluded Assets and Excluded Liabilities to the extent that the applicable Buyer Entity does not need the same in connection with the operation of the Facilities, as well as all records which by law the Seller Entities are required to maintain in their possession;

(e) prepaid insurance, prepaid assets dedicated to the Seller Entities’ benefit plans and any reserves or prepaid expenses related to Excluded Assets and Excluded Liabilities (such as prepaid legal expenses);

(f) all accounts receivable arising from the rendering of services to patients at the Facilities, billed and unbilled, recorded or unrecorded, with collection agencies or otherwise, accrued and existing in respect of services rendered prior to the Effective Time;

(g) any and all names, symbols, trademarks, or logos that include the names “CHS,” “Community Health Systems” or any variants thereof or any other names which are proprietary to Seller or its Affiliates and listed in Schedule 1.2 (the “Excluded Marks”);

(h) any computer software and programs which are proprietary to Seller or its Affiliates;

(i) receivables from or obligations with Seller or its Affiliates;

(j) the Seller Entities’ insurance proceeds arising from pre-Effective Time incidents and the Seller Entities’ assets held in connection with any self-funded insurance programs and reserves, if any;

(k) any claims of the Seller Entities against third parties to the extent that such claims relate to the operation of the Facilities prior to the Effective Time or to the Excluded Assets or Excluded Liabilities;

(l) all of Seller’s or any Affiliate’s proprietary manuals, marketing materials, policy and procedure manuals, standard operating procedures and marketing brochures, data and studies or analyses;

(m) all rights in connection with and the assets of the Benefit Plans and any other benefit plan, program, or arrangement that is sponsored, maintained, contributed to or required to be contributed to by the Seller Entities’ or any of their Affiliates;

(n) all assets solely relating to home health or hospice operations;

(o) all national or regional contracts of Seller or any Affiliate which are made available to any of the Facilities only by virtue of the Facilities being an Affiliate of Seller;

(p) the electronic funds transfer accounts of the Facilities;

(q) all rights of the Seller Entities in any contracts, commitments, leases and agreements which are not included in the Contracts (the “Excluded Contracts”);

(r) any claims against third party payors relating to underpayments or violation of prompt pay statutes with respect to periods prior to the Effective Time; and

(s) any receipts or refunds relating to the Disaster Relief Funds.

1.3 Assumed Liabilities. In connection with the conveyance of the Assets hereunder, Buyer shall cause the Buyer Entities to assume, as of the Effective Time, the future payment and performance of the following liabilities (the “Assumed Liabilities”) of the Seller Entities:

(a) all obligations accruing from and after the Effective Time with respect to the Contracts, but only to the extent that such obligations relate to periods on or after the Effective Time and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by any of the Seller Entities or any of their respective Affiliates on or prior to the Effective Time;

(b) the finance lease (as defined by Accounting Standards Codification Topic 842 in GAAP) obligations set forth in Schedule 1.3(b) hereto; and

(c) all obligations and liabilities as of the Effective Time in respect of accrued vacation and holiday benefits of employees at the Facilities who are hired by the Buyer Entities as of the Effective Time, and related payroll Taxes, but only to the extent included in the determination of Net Working Capital.

1.4 Excluded Liabilities. Except for the Assumed Liabilities, the Buyer Entities shall not assume and under no circumstances shall the Buyer Entities be obligated to pay or assume, and none of the assets of the Buyer Entities shall be or become liable for or subject to any liability, indebtedness, commitment, or obligation of the Seller Entities, whether known or unknown, fixed or contingent, recorded or unrecorded, currently existing or hereafter arising or otherwise (collectively, the “Excluded Liabilities”), including, without limitation, the following Excluded Liabilities:

(a) any debt, obligation, expense or liability that is not an Assumed Liability;

(b) claims or potential claims for medical malpractice or general liability relating to acts or omissions asserted to have occurred prior to the Effective Time;

(c) those claims and obligations (if any) specified in Schedule 1.4 hereto;

(d) any liabilities or obligations associated with or arising out of any of the Excluded Assets;

(e) liabilities and obligations of the Seller Entities in respect of periods prior to the Effective Time arising under the terms of the Medicare, Medicaid, CHAMPUS/TRICARE, Blue Cross, or other third party payor programs, as well as under the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 136), as amended (the “CARES Act”) (including payments received through the Public Health and Social Services Emergency Fund and through state and local programs funded through federal appropriations under the Coronavirus Relief Fund defined under the CARES Act Title V Section 601), and any other payments received through programs funded directly or indirectly by other Government Entities, including the North Carolina Medicaid program, or through subsequent Congressional appropriations, including, without limitation, in respect of any cost report, any audit under the Medicare RAC program or any noncompliance with applicable Law or contractual obligations related to the billing or collection of services, CARES Act funding and any liability arising pursuant to the Medicare, Medicaid (including but not limited to the Hospital Uncompensated Care Fund, Medicaid DSH, the Medicaid Managed Care Delivery System, and the Healthcare Access Stabilization Program (HASP)), CHAMPUS/TRICARE, Blue Cross, or any other third party payor programs as a result of the consummation of any of the transactions contemplated under this Agreement;

(f) all liabilities and obligations associated with the Disaster Relief Funds;

(g) federal, state or local Tax liabilities or obligations of the Seller Entities in respect of periods prior to the Effective Time or resulting from the consummation of the transactions contemplated herein including, without limitation, any income Tax, any franchise Tax, any Tax recapture, any sales and/or use Tax, and any FICA, FUTA, workers’ compensation, and any and all other Taxes or amounts due and payable as a result of the exercise by the employees at the Facilities of such employees’ right to vacation, sick leave, and holiday benefits accrued while in the employ of the Seller Entities (provided, however, that this clause (g) shall not apply to any and all Taxes payable with respect to any employee benefits constituting Assumed Liabilities under Section 1.3(c) hereof);

(h) any liabilities associated with any Benefit Plan, including, but not limited to, any liability for any and all claims by, on behalf of, or with respect to the Seller Entities’ employees relating to periods prior to the Effective Time including, without limitation, liability for payments or benefits owed under any Benefit Plan, any withdrawal liability owed or allegedly owed by the Seller Entities, as well as any compensation-related payments, pension, profit sharing, deferred compensation, equity or equity-related compensation, incentive compensation, fringe benefit, tuition reimbursement, severance, termination pay, change in control or retention payments, bonuses or any other employee benefit plan of whatever kind or nature or any employee health and welfare benefit plans, liability for any EEOC claim, ADA claim, FMLA claim, wage and hour claim, unemployment compensation claim, or workers’ compensation claim, and any liabilities or obligations to former employees of the Seller Entities under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (provided, however, that this clause (g) shall not apply to any and all employee benefits constituting Assumed Liabilities under Section 1.3(c) hereof);

(i) any obligation or liability accruing, arising out of, or relating to any federal, state or local investigations of, or claims or actions against, the Seller Entities or any of their Affiliates or any of their employees, medical staff, agents, vendors or representatives with respect to acts or omissions prior to the Effective Time;

(j) any civil or criminal obligation or liability accruing, arising out of, or relating to any acts or omissions of the Seller Entities, their Affiliates or, to the extent related to their services to the Seller Entities, their directors, officers, employees, contractors, vendors, and agents claimed to violate any constitutional provision, statute, ordinance or other Law, rule, regulation or order of any Government Entity;

(k) liabilities or obligations arising out of any breach by the Seller Entities prior to the Effective Time of any Contract;

(l) liabilities or obligations arising as a result of any breach by the Seller Entities at any time of any contract or commitment that is not expressly assumed by the Buyer Entities in this Agreement;

(m) any debt, obligation, expense, or liability of the Seller Entities arising out of or incurred solely as a result of any transaction of the Seller Entities occurring after the Effective Time;

(n) any liability of the Seller Entities relating to violation of federal or state Laws, including but not limited to the federal Anti-Kickback Law (42 U.S.C. § 1320(a)-7(b) et seq.) (the “Anti-Kickback Law”), the Ethics in Patient Referrals Act (42 U.S.C. § 1395mm et seq.) (the “Stark Law”), and the False Claims Act (31 U.S.C. § 3729 et seq.) (the “False Claims Act”); and

(o) all liabilities and obligations relating to any oral agreements, oral contracts or oral understandings with any referral sources including, but not limited to, physicians, unless reduced to writing, identified in Schedule 1.1(g) hereto, and expressly assumed as part of the Contracts.

1.5 Purchase Price. The purchase price (the “Purchase Price”) for the Assets shall be Two Hundred Eighty Million Dollars ($280,000,000), plus the amount of the Net Working Capital (as defined in Section 1.6(a)) of the Seller Entities as of the Effective Time, and minus the amount of the finance leases (as defined by Accounting Standards Codification Topic 842 in GAAP) set forth in Schedule 1.3(b) that are assumed by the Buyer Entities. The Purchase Price shall be calculated as of the Closing based upon the estimated Net Working Capital (as determined in accordance with Section 1.6(b)). The Purchase Price shall be adjusted after the Closing in accordance with Section 1.6(b) to reflect the actual Net Working Capital as of the last day of the calendar month immediately preceding the Effective Time (as determined in accordance with Section 1.6(b)). The Purchase Price shall be due and payable at the Closing by wire transfer of immediately available funds to an account designated by Seller.

1.6 Net Working Capital, Estimates and Audits.

(a) Net Working Capital. As used herein, the term “Net Working Capital” shall mean (i) petty cash, prepaid expenses and deposits, and supplies and inventory, minus (ii) accrued liabilities for vacation and holiday benefits for employees of the Seller Entities who are hired by the Buyer Entities, all as determined in accordance with generally accepted accounting principles (“GAAP”). For the avoidance of doubt, “Net Working Capital” shall exclude all Excluded Assets and Excluded Liabilities.

(b) Estimates and Adjustments. Attached hereto as Schedule 1.6 is a schedule of the mutually agreed upon Net Working Capital as of September 30, 2024, together with the principles, specifications and methodologies used in determining such Net Working Capital. At least ten (10) business days prior to Closing, Seller shall deliver to Buyer a reasonable estimate of Net Working Capital as of the end of the most recently ended calendar month prior to the Closing Date for which financial statements are available and containing reasonable detail and supporting documents showing the derivation of such estimate. The Net Working Capital shall be estimated following the same mutually agreed upon principles, specifications and methodologies used to determine the Net Working Capital as specified in Schedule 1.6, and shall be used for purposes of calculating the Purchase Price as of the Closing. Within ninety (90) days after the Closing, Seller shall deliver to Buyer its determination of the Net Working Capital as of the last day of the calendar month immediately preceding the Effective Time (following the same principles, specifications and methodologies used to determine the Net Working Capital as set forth in Schedule 1.6) and the estimated Net Working Capital as of the Closing. Each party shall have full access to the financial books and records pertaining to the Facilities to confirm or audit Net Working Capital computations. Should Buyer disagree with Seller’s determination of Net Working Capital, it shall notify Seller within sixty (60) days after Seller’s delivery of its determination of Net Working Capital. If Seller and Buyer fail to agree within thirty (30) days after Buyer’s delivery of notice of disagreement on the amount of Net Working Capital, such disagreement shall be resolved in accordance with the procedure set forth in Section 1.6(c), which shall be the exclusive remedy for resolving accounting disputes relative to the determination of Net Working Capital. The Purchase Price shall be increased or decreased based on actual Net Working Capital as of the last day of the calendar month immediately preceding the Effective Time, and within five (5) business days after determination thereof any increase shall be paid in cash by Buyer to Seller, and any decrease shall be paid in cash to Buyer by Seller.

(c) Dispute of Adjustments. In the event that Seller and Buyer are not able to agree on the actual Net Working Capital within thirty (30) days after Buyer’s delivery of notice of disagreement, Seller and Buyer shall each have the right to require that such disputed determination be submitted to Pricewaterhouse Coopers or if Pricewaterhouse Coopers is unable or unwilling to serve in such a role, such other independent certified public accounting firm as Seller and Buyer may then mutually agree upon in writing (the “Accounting Firm”) for computation or verification in accordance with the provisions of this Agreement. In resolving items that are in dispute in determining the actual Net Working Capital, the Accounting Firm shall (i) review the matters in dispute and make a final determination of the disputed items in accordance with the provisions, guidelines and procedures set forth in this Agreement, (ii) acting as arbitrators, shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final calculation of Net Working Capital) and dispute resolution shall be limited to the amount of the dispute, (iii) render a final resolution in writing to Buyer and Seller (which final resolution shall be requested by Buyer and Seller to be delivered not more than 60 days following submission of such disputed items to the Accounting Firm), which final resolution, absent manifest error, shall be final, conclusive, binding and nonappealable on Buyer and Seller, and (iv) not engage in independent factual investigation, not hear evidence from either Buyer or Seller outside the presence of both Buyer and Seller, and not engage in ex parte communications with Buyer or Seller. The submission of the disputed matter to the Accounting Firm shall be the exclusive remedy for resolving accounting disputes relative to the determination of Net Working Capital. The fees and disbursements of the Accounting Firm shall be borne by (i) Buyer in the proportion that the aggregate dollar value of the disputed items submitted to the Accounting Firm that are unsuccessfully disputed by Buyer bears to the aggregate value of all such items so disputed and (ii) Seller in the proportion that the aggregate dollar value of the disputed items submitted to the Accounting Firm that are unsuccessfully disputed by the Seller bears to the aggregate value of all such items so disputed.

(d) Physical Inventory. As of the date hereof and through the Effective Time, Seller shall ensure the Facilities maintain inventory and supplies on hand in the ordinary course of business and consistent with past practices of the Facilities. As close as practicable prior to the Closing, but no more than thirty (30) days prior to the Closing, Seller shall cause a physical inventory to be taken of the inventory and supplies on hand at the Facilities by employees or representatives of Seller or its Affiliates as near in time as possible to the Closing Date and with the results extended and adjusted through the Closing Date. Seller shall give Buyer not less than ten (10) business days’ prior written notice of the precise date and time of such physical inventory. Seller shall permit representatives or employees of Buyer to observe such inventory process and make test counts of inventory and receive copies of the records related to such physical inventory. Before the Closing Date, Seller shall remove items of inventory that, based upon such physical inventory, have been determined by the parties to be outdated, unusable or obsolete. All inventory items shall be valued at cost. The parties acknowledge that the inventory to be taken pursuant to this Section 1.6(d) will not be conducted until immediately prior to the Closing Date and, as such, the results of such inventory may not be available until sometime after the Closing Date. Accordingly, the parties agree that for purposes of determining the estimated Net Working Capital as of the Closing Date, inventory with respect to the operation of the Facilities shall be calculated as reflected by the latest available unaudited balance sheets of the Seller Entities if the results of such inventory are not available. For purposes of determining the actual Net Working Capital, inventory shall be valued as determined pursuant to this Section 1.6(d). Notwithstanding anything contained herein to the contrary, Seller shall provide a complete and accurate inventory of all controlled substances at the Facilities as of the Closing Date.

1.7 Transition Patients. To compensate the Seller Entities for services rendered and medicine, drugs and supplies provided up to the Effective Time with respect to patients who are admitted as inpatients to the Hospital prior to the Effective Time but who are not discharged until after the Effective Time (such patients being referred to herein as the “Transition Patients” and services rendered to them being referred to herein as the “Transition Services”), the parties shall take the following actions:

(a) As soon as practicable after the Closing Date and discharge of Transition Patients, there shall be delivered to both parties a statement itemizing the Transition Services provided by each of the parties to Transition Patients whose medical care is paid for, in whole or in part, by Medicare, Medicaid, TRICARE, Blue Cross or any other third party payor who pays on a DRG, case rate or other similar basis (the “DRG Transition Patients”). The Buyer Entities shall pay to the Seller Entities an amount equal to (i) the total DRG and outlier payments (including capital and any deposits, deductibles or co-payments received by the Buyer Entities or the Seller Entities) per the remittance advice received by the Buyer Entities on behalf of a DRG Transition Patient, multiplied by a fraction, the numerator of which shall be the total charges for the Transition

Services provided to such DRG Transition Patient by the Seller Entities, and the denominator of which shall be the sum of the total charges for all services provided to such DRG Transition Patient by the Seller Entities and the Buyer Entities both up to and after the Effective Time, minus (ii) any deposits, deductibles or co-payments made or payable by such DRG Transition Patients to the Seller Entities.

(b) As of Effective Time, cut-off billings for services rendered prior to the Effective Time (“Interim Billings”) for all Transition Patients not covered by Section 1.7(a) shall be prepared and sent following the discharge of the patient from the Hospital. Any payments received by either the Buyer Entities or the Seller Entities for such Interim Billings are the property of the Seller Entities and shall be paid to the Seller Entities, when and as received by the Buyer Entities, within thirty (30) calendar days of receipt.

(c) If the Buyer Entities receive amounts related to any Medicare, Medicaid, Medicaid Managed Care, TRICARE or other third-party payor program (such as the Hospital Uncompensated Care Fund, Medicaid DSH, Healthcare Access Stabilization Program (HASP), and Medicaid Managed Care Delivery System, Medicare disproportionate share payments, periodic interim payments (“PIP”), bi-weekly payments for Medicare bad debt, payments for costs paid on a pass-through basis, such as capital costs, and MIPS or other MACRA-based payments), associated with the operation of the Hospitals or the Facilities prior to the Effective Time, the Buyer Entities shall tender the amount applicable to the period prior to the Effective Time to the Seller Entities within thirty (30) calendar days of receipt. If the Seller Entities receive amounts related to any Medicare, Medicaid, Medicaid Managed Care, TRICARE or other third-party payor program (such as the Hospital Uncompensated Care Fund, Medicaid DSH, Healthcare Access Stabilization Program (HASP), and Medicaid Managed Care Delivery System, Medicare DSH payments, PIP payments, bi-weekly payments for Medicare bad debt, or payments for pass-through costs, such as capital costs, and MIPS or other MACRA-based payments), associated with the operation of the Hospitals or the Facilities relating to periods after the Effective Time, the Seller Entities shall tender the same to the Buyer Entities within thirty (30) calendar days of receipt. It is the intent of the parties that the Buyer Entities and the Seller Entities shall receive any and all amounts related to any other Medicare, Medicaid, Medicaid Managed Care, or other third-party payor program (such as the Hospital Uncompensated Care Fund, Medicaid DSH, Healthcare Access Stabilization Program (HASP), and Medicaid Managed Care Delivery System, Medicare disproportionate share payments, PIP payments, bi-weekly payments for Medicare bad debt, and pass-through costs payments (including capital costs)) applicable to the period of time the Hospitals or the Facilities were owned by such party, calculated as the payment multiplied by a fraction, the numerator of which shall be the number of days the Hospitals or the Facilities were owned by the party during the period attributable to the payment and the denominator of which shall be the total number of days attributable to the payment. In conjunction with a Medicare cost report, the Medicare Audit Contractor (“MAC”) may apply bi-weekly payments to a party that are not applicable to its period of ownership. If this occurs, the parties agree to make payments to one another so that each party receives third party payments applicable to the period of time it owned the Hospitals or the Facilities in accordance with the methodology delineated above.

(d) The State of North Carolina requires hospital assessments to fund Medicaid base payments, postpartum services, home and community-based services, a quarterly retention, and Medicaid expansion. These assessments are due at the beginning of each quarter for services provided in the forthcoming quarter as indicated in the assessment summary published by the North Carolina Hospital Association. In addition, the State of North Carolina requires an assessment to fund the Healthcare Access Stabilization Program (HASP), and these assessments are tied to a specific HASP state fiscal year as listed in the assessment summary published by the North Carolina Hospital Association. It is the intent of the parties that the Buyer Entities and the Seller Entities shall be liable for assessments applicable to the period of time the Hospitals or the Facilities were owned by such party during the time period to which the assessments relate as documented in the assessment summary from the North Carolina Hospital Association.

(e) All payments required by this Section 1.7 shall be made within thirty (30) calendar days of a party’s receipt of payment with respect to a Transition Patient, accompanied by copies of remittances and other supporting documentation as reasonably required by the other party. In the event that the Buyer Entities and the Seller Entities are unable to agree on any amount to be paid under this Section 1.7, then such amount shall be determined through the binding process provided in Section 1.6(c) at the joint equal expense of the Buyer Entities and the Seller Entities.

1.8 Prorations. Except as otherwise provided herein (for example, with respect to the determination of Net Working Capital) or as settled at the Closing, within ninety (90) days after the Closing Date (hereinafter defined), the Seller Entities and the Buyer Entities shall prorate as of the Effective Time any amounts which (i) are paid by the Seller Entities prior to the Closing Date that are allocable, in whole or in part, to periods on or after the Closing Date, or (ii) become due and payable on or after the Closing Date, in each case, with respect to (a) the Contracts, (b) real and personal property Taxes, withholding Taxes, unemployment Taxes, and similar recurring Taxes and assessments, if any, on the Assets (which shall be prorated as of the Closing), (c) rent, if any, for the Leased Real Property, and (d) all utilities servicing any of the Assets, including water, sewer, telephone, electricity and gas service. Any such amounts which are not available within ninety (90) days after the Closing Date shall be similarly prorated as soon as practicable thereafter.

2. CLOSING.

2.1 Closing. Subject to the satisfaction or waiver by the appropriate party of all of the conditions precedent to Closing specified in Sections 7 and 8 hereof, the consummation of the transactions contemplated by and described in this Agreement (the “Closing”) shall take place via electronic exchange of closing deliverables on the last business day of the month in which all of the conditions precedent to the obligations of the parties (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, or such other date as the parties may mutually designate in writing (the date of consummation is referred to herein as the “Closing Date”). The Closing shall be effective as of 12:00:01 a.m., local time, on the first day of the next calendar month immediately following the Closing Date, or at such other time as the parties may mutually designate in writing (such time, the “Effective Time”).

2.2 Actions of Seller at Closing. At the Closing and unless otherwise waived in writing by Buyer, Seller shall deliver to Buyer the following:

(a) Deeds containing special warranty of title, fully executed by each applicable Seller Entity in recordable form, conveying to each applicable Buyer Entity fee simple title to the Owned Real Property (the “Deeds”), and Assignments of Leases, fully executed by each applicable Seller Entity, assigning to each applicable Buyer Entity leasehold title to the Leased Real Property (the “Assignments of Leases”), subject only to the Permitted Encumbrances and the Assumed Liabilities;

(b) A General Assignment, Conveyance and Bill of Sale, fully executed by each applicable Seller Entity, conveying to each applicable Buyer Entity all of the Seller Entity’s right, title and interest in the Assets, free and clear of all liabilities, claims, liens, security interests and restrictions other than the Permitted Encumbrances and the Assumed Liabilities;

(c) An Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”), fully executed by the applicable Seller Entity, conveying to each applicable Buyer Entity the Seller Entity’s interest in the Contracts;

(d) Copies of corporate resolutions duly adopted by the Board of Directors of Seller and each Seller Entity, authorizing and approving the performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force as of the Closing, by the appropriate officers of Seller and each Seller Entity;

(e) Certificate of the President or a Vice President of Seller, certifying as to the satisfaction of the condition precedent contained in Section 7.1 of this Agreement;

(f) Certificates of incumbency for the respective officers of Seller and each Seller Entity executing this Agreement and any other agreements or instruments contemplated herein or making certifications for the Closing dated as of the Closing Date;

(g) Certificates of existence and good standing of Seller and each Seller Entity from the state in which it is incorporated or formed, dated the most recent practical date prior to the Closing;

(h) All Certificates of Title and other documents evidencing an ownership interest conveyed as part of the Assets;

(i) A standard form owner’s affidavit (modified as necessary to make factually accurate) as required by the Title Company (as defined in Section 6.3 hereof) to issue the Title Policy (as defined in Section 6.3 hereof) as described in and provided by Section 7.3 hereof;

(j) An Information Technology Transition Services in substantially the form attached hereto as Exhibit C (the “Information Services Agreement”) and the Business Associate

Agreement, in substantially the form attached thereto (the “Business Associate Agreement”), fully executed by an Affiliate of Seller;

(k) A Hospital Transition Services Agreement in substantially the form attached hereto as Exhibit D (the “Transition Services Agreement”), fully executed by an Affiliate of Seller;

(l) A Clinic Billing and Collection Agreement in substantially the form attached hereto as Exhibit E (the “Billing and Collection Agreement”), fully executed by an Affiliate of Seller;

(m) A License Agreement for Policy and Procedure Manuals in substantially the form attached hereto at Exhibit F (the “License Agreement”), fully executed by Seller;

(n) A Trademark Assignment Agreement (“Trademark Assignment Agreement”) fully executed by CHSPSC, LLC and a Seller Entity designated by Seller, effectuating the assignment of the trademarks LAKE NORMAN REGIONAL MEDICAL CENTER (N.C. Reg. No. 007393) and LAKE NORMAN REGIONAL MEDICAL CENTER with Design (N.C. Reg. No. 024268) from CHSPSC, LLC to such Seller Entity, including copies of the State of North Carolina Assignment of Registration of Trademark or Service Mark filed with the State of North Carolina for each trademark identified in this Section 2.2(n);

(o) A certification (in such form as may be reasonably requested by Buyer) conforming to the requirements of Treasury Regulations 1.1445-2(c)(3) and 1.97-2(h); and

(p) Such other instruments and documents as the parties reasonably agree are appropriate and necessary to effectuate the transactions contemplated hereby.

2.3 Actions of Buyer at Closing. At the Closing and unless otherwise waived in writing by Seller, Buyer shall deliver to Seller the following:

(a) An amount equal to the Purchase Price in immediately available funds;

(b) The Assignment of Leases, fully executed by each applicable Buyer Entity, pursuant to which the Buyer Entities shall assume the future payment and performance of the leases of the Leased Real Property as provided in this Agreement;

(c) The Assignment and Assumption Agreements, fully executed by each applicable Buyer Entity, pursuant to which the Buyer Entities shall assume the future payment and performance of the Contracts and the Assumed Liabilities as provided in this Agreement;

(d) Copies of resolutions duly adopted by the Board of Directors of Buyer and each Buyer Entity authorizing and approving their respective performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and in full force as of the Closing, by the appropriate officers of Buyer and each Buyer Entity;

(e) Certificate of the Chief Financial Officer of Buyer, certifying as to the satisfaction of the condition precedent contained in Section 8.1 of this Agreement;

(f) Certificates of incumbency for the respective officers of Buyer and each Buyer Entity executing this Agreement and any other agreements or instruments contemplated herein or making certifications for the Closing dated as of the Closing Date;

(g) Certificates of existence and good standing of Buyer and each Buyer Entity from the state in which each is incorporated or formed, dated the most recent practical date prior to Closing;

(h) The Information Services Agreement and the Business Associate Agreement attached thereto, fully executed by Buyer or its Affiliate(s), as applicable;

(i) The Transition Services Agreement, fully executed by Buyer or its Affiliates, as applicable;

(j) The Billing and Collection Agreement, fully executed by Buyer or its Affiliates, as applicable;

(k) The License Agreement, fully executed by Buyer or its Affiliate(s), as applicable; and

(l) Such other instruments and documents as the parties reasonably agree are appropriate and necessary to effectuate the transactions contemplated hereby.

2.4 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in Sections 2, 7 or 8 of this Agreement to be satisfied if such failure was caused, in and of itself, by such party’s failure to use commercially reasonable efforts to cause the Closing to occur, as required by Sections 5.8 and 6.4.

3. REPRESENTATIONS AND WARRANTIES OF SELLER. As of the date hereof, and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date, Seller represents and warrants to Buyer and the Buyer Entities the following:

3.1 Existence and Capacity. Seller is a corporation, duly organized and validly existing in good standing under the Laws of the State of Delaware. Seller has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to conduct its business as now being conducted. Each Seller Entity is a limited partnership, limited liability company or corporation, duly organized and validly existing in good standing under the Laws of the state of its formation or incorporation, as the case may be. Each Seller Entity has the requisite power and authority to conduct its business as now being conducted.

3.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery, and performance of this Agreement by Seller and all other agreements referenced herein, or ancillary hereto, to which Seller is a party, and the consummation by Seller and each Seller Entity of the transactions contemplated by this Agreement and the documents described herein, as applicable:

(a) are within its corporate powers, are not in contravention of corporate Law or of the terms of its organizational documents, and have been duly authorized by all appropriate corporate action;

(b) except as provided on Schedule 3.6, do not require any notice, filing, approval or consent to be made to or obtained from any governmental agency or authority in connection with the execution and delivery of this Agreement and the transactions contemplated hereby which is required by Law or the regulations of any such agency or authority;

(c) except as provided on Schedule 1.1(g), do not and will not conflict with, result in any breach, violation or contravention of, or the creation of any default, lien, charge, or encumbrance under or require notice or consent, under, any indenture, agreement, lease, instrument or understanding to which it is a party or by which it is bound;

(d) will not violate any statute, Law, rule, or regulation of any Government Entity to which it or the Assets may be subject; and

(e) will not violate any judgment, decree, writ or injunction of any court or Government Entity to which it or the Assets may be subject.

3.3 Binding Agreement. This Agreement and all agreements to which Seller or any of the Seller Entities will become a party pursuant hereto have been duly and validly executed and delivered by the Seller and, assuming due and valid execution by the Buyer, will constitute the valid and legally binding obligations of Seller and/or such Seller Entities, respectively, and are and will be enforceable against it or them in accordance with the respective terms hereof or thereof. No other action on the part of Seller or any Seller Entity is necessary to authorize the execution, delivery and performance of this Agreement or the transactions contemplated hereby.

3.4 Financial Statements.

(a) Attached as Schedule 3.4(a), are the following financial statements of the Seller Entities (“Financial Statements”), which Financial Statements are maintained on an accrual basis:

i. Unaudited Balance Sheet dated as of September 30, 2024 (the “Balance Sheet Date”);

ii. Unaudited Income Statement for the nine-month period ended on the Balance Sheet Date; and

iii. Unaudited Balance Sheets and Income Statements for the fiscal years ended December 31, 2023 and 2022.

(b) Except as set forth in Schedule 3.4(b), such Financial Statements have been (and the monthly financial statements delivered pursuant to Section 5.6 will be) prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated. Such Balance Sheets present fairly in all material respects (and, in the case of financial statements delivered pursuant to Section 5.6, will present fairly in all material respects) the financial condition of each Seller Entity as of the dates indicated thereon, and such Income Statements present fairly in all material respects (and, in the case of financial statements delivered pursuant to Section 5.6, will present fairly in all material respects) the results of operations of each Seller Entity for the periods indicated thereon.

(c) Except as disclosed on Schedule 3.4(c), none of the Seller Entities has any material liabilities of any nature (whether accrued, contingent or otherwise) that are of a type required to be disclosed or reflected in financial statements of a Seller Entity in accordance with GAAP except for (i) liabilities reflected or reserved against in the Financial Statements (except as disclosed on Schedule 3.4(b)) and (ii) liabilities incurred in the ordinary course of business since the Balance Sheet Date.

3.5 Absence of Certain Changes. Except as set forth in Schedule 3.5 hereto, since the Balance Sheet Date there has not been any:

(a) event, change or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (hereinafter defined);

(b) material damage, destruction, or loss (whether or not covered by insurance) affecting the Facilities or other Assets with a net book value exceeding $50,000;

(c) actual or threatened employee strike, work stoppage, or labor dispute pertaining to the Facilities;

(d) sale, assignment, transfer, or disposition of any item of property, plant or equipment included in the Assets having a value in excess of Fifty Thousand Dollars ($50,000) (other than supplies), except in the ordinary course of business consistent with past practices;

(e) general increases in the compensation payable by the Seller Entities to any of their employees or independent contractors outside of the ordinary course of business, or any increase in, or institution of, any bonus, retention, severance, insurance, pension, profit-sharing or other employee benefit plan, remuneration or arrangements made to, for or with such employees;

(f) adjustments or write-offs in accounts receivable or reductions in reserves for accounts receivable outside the ordinary course of business;

(g) changes in the accounting methods or practices employed by the Seller Entities, or changes in depreciation or amortization policies;

(h) material changes in the scope of patient care services or a reduction in the staffed or licensed bed count at any of the Facilities;

(i) material transaction pertaining to any of the Facilities by Seller or any Seller Entity outside the ordinary course of business;

(j) changes in the Hospital’s medical staff bylaws;

(k) acquisition of stock or equity of any other Person; or

(l) any commitment to make capital expenditures in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, except in the ordinary course of business consistent with past practice.

3.6 Licenses. Each Facility is and has been duly licensed pursuant to the applicable Laws of the State of North Carolina and is in compliance in all material respects with all federal, state and local licensure rules and regulations. The pharmacies, laboratories, and all other ancillary departments owned or operated by the Seller Entities and located at the Facilities or operated for the benefit of the Facilities which are required to be specially licensed are duly licensed by the appropriate licensing agency (the “State Health Agency”). The Seller Entities have all Permits which are needed to operate the businesses owned or operated by them at the Facilities. Schedule 3.6 sets forth a complete and accurate list of all such Permits owned or held by the Seller Entities relating to the ownership, development, or operation of the Facilities or the Assets, all of which are now and as of the Closing shall be in good standing. Each Seller Entity is the duly authorized holder of all such Permits that relate to the Facilities and the Assets operated by such Seller Entity. The Facilities are in compliance in all material respects with all Permits issued or granted by a Government Entity held by any Seller Entity. There are no provisions in, or agreements relating to, any such Permits which preclude or limit in any material respect Seller Entities from operating any of the Facilities as they are currently operated. There is not now any pending or, to Seller’s Knowledge, threatened action by or before any Government Entity to revoke, cancel, rescind, modify or refuse to renew any of such Permits. To Seller’s Knowledge, no event has occurred and no facts exist with respect to any such Permits that allow or, after notice or the lapse of time or both, would allow the suspension, revocation or termination of any Permits, or would result in any other impairment in the rights of any holder thereof (other than any surveys or deficiency reports for which a plan of correction has been accepted or approved by the applicable Government Entity). To the Knowledge of Seller, each of the physicians and other licensed or certified professional providers employed by any Seller Entity or who provide services to or at the Facilities on an independent contractor basis (each, a “Practitioner” and, collectively, the “Practitioners”) is in possession of all Permits necessary for such Practitioner’s performance of such services.

3.7 Government Programs, Accreditations, and Private Programs.

(a) The Hospital is qualified for participation in the Medicare, Medicaid, TRICARE, NC Health Choice and any other applicable state or federal healthcare program (collectively, the “Government Programs”), and has had for the past six (6) years current and valid provider contracts with such Government Program, is, and for the past six (6) years has been, in compliance in all material respects with the conditions of participation in such programs, and has received all approvals or qualifications necessary for reimbursement for the Hospital. To the extent the Facilities bill Government Programs on behalf of Practitioners, has, and for the past six (6) years has had, valid reassignments from such Practitioners that permits such entity to bill Government Programs.

(b) Schedule 3.7(b) sets forth an accurate and complete list of all accreditations and certifications held by the Seller Entities and the Facilities (the “Accreditations”). Except as set forth in Schedule 3.7(b), the Hospital is duly accredited, with no contingencies, by The Joint Commission, through the period set forth on Schedule 3.7(b). Copies of the most recent accreditation letters from The Joint Commission pertaining to the Hospital have been made available to Buyer. All such Accreditations are valid, unrestricted, in good standing and in full force and effect. To the Knowledge of Seller, no event has occurred or other fact exists with respect to such Accreditations that allows or, after notice or the lapse of time or both, would allow revocation or termination of any such Accreditations, or would result in any other material impairment in the rights of any holder thereof. There is no pending or, to the Knowledge of Seller, threatened proceeding by any accrediting body to revoke, cancel, rescind, suspend, restrict, modify or not renew any such Accreditation, and no such proceedings, surveys or actions are pending or, to the Knowledge of Seller, threatened or imminent. Since the date of each most recent Accreditation survey, none of Seller Entities or the Facilities has made any material changes in policy or operations that, to the Knowledge of Seller, would be reasonably likely to cause any Facility to lose such Accreditation.

(c) The Seller Entities are parties to, or are otherwise entitled to bill under, current payor agreements with certain private nongovernmental payors or programs, including any private insurance payor or program, self-insured employer or third-party payor (“Private Programs”), under which Seller Entities directly or indirectly receive payments. Except as set forth in Schedule 3.7(c), the Seller Entities are, and for the past six (6) years have been, in compliance in all material respects with the conditions of participation in the Government Programs and Private Programs and with the terms of all payor agreements.

(d) All billing practices of the Seller Entities with respect to the Facilities to all third party payors, including the Government Programs XE "Government Programs" and Private Programs, are and have been in compliance with all applicable Laws, regulations and policies of such Government Programs and Private Programs, and neither the Seller Entities nor the Facilities have billed or received any payment or reimbursement in excess of amounts allowed by Law or the billing guidelines of any Government Program or Private Program. No Government Program or Private Program has (i) indicated in writing to Seller or any Seller Entity its intent to cancel or otherwise substantially and adversely modify its relationship with a Seller Entity or (ii) advised Seller or any Seller Entity (whether orally or in writing) of any material problem or dispute that remains unresolved. During the last six (6) years, no Seller Entity submitted any claims that are cause for civil penalties under, or mandatory or permissive exclusion from, any Government Program, Private Program, or under the terms of any payor agreement. During the last six (6) years, the Seller Entities have maintained such records as required by applicable Laws or third-party payor policies supporting the provision of services billed under all Government Programs and Private Programs. During the last six (6) years, none of the Seller Entities or any of their respective employees, officers, directors or agents (or any former employee, officer, director or agent) has committed a violation of any Law relating to payments and reimbursements under any Government Program or any Private Program.

(e) Neither the Seller Entities nor any of their officers, directors, employees, service providers or shareholders are excluded from participation in the Government Programs, nor to Seller’s Knowledge is any such exclusion threatened. None of the current officers, directors, agents, or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)) of Seller or any Seller Entity, or any such person in the last six (6) years while employed or engaged by such entity, have been excluded from a Government Program, been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. § 1320a-7b, nor are any such exclusions, sanctions or charges pending or, to Seller’s Knowledge, threatened. No Seller Entity, or any of their employees, officers, directors have during the last six (6) years been convicted of, charged with, to Seller’s Knowledge investigated for, or has engaged in conduct that would constitute, an offense related to Medicare or any other Government Program or, convicted of, charged with, to Seller’s Knowledge investigated for or engaged in conduct that would constitute a violation of any Law related to fraud, theft, embezzlement, breach of fiduciary duty, kickbacks, bribes, other financial misconduct, obstruction of an investigation or controlled substances.

(f) Except as set forth in Schedule 3.7(f), neither Seller nor the Seller Entities have received any written notice from any Government Entity, any of the Government Programs or any other third party payor programs of any pending or, to Seller’s Knowledge, threatened investigations, audits, surveys or violations relating to the Facilities or the Permits. Except as set forth in Schedule 3.7(f), neither Seller nor any Seller Entity (i) is a party to a Corporate Integrity Agreement with the Office of Inspector General of the United Sates Department of Health and Human Services (“OIG”), (ii) has any reporting obligations pursuant to any settlement agreement entered into with any Government Entity, (iii) has been to Seller’s Knowledge, within the past six (6) years the subject of any Government Program investigation conducted by any federal or state enforcement agency, (iv) is nor has been, to Seller’s Knowledge, within the past six (6) years, a defendant in any qui tam/False Claims Act litigation, (v) during the past six (6) years has been served with or received any search warrant, subpoena, civil investigative demand, or, to Seller’s Knowledge, contact letter or telephone or personal contact by or from any federal or state enforcement agency, and (vi) has, during the past six (6) years, received any written complaints from any employee, independent contractor, vendor, physician or other person or organization that would indicate that such Seller Entity has violated or is in violation of any material healthcare Law or regulation.

(g) The Seller Entities required to be registered have registered with the QNet Exchange (“QNet”) as required by CMS under its Hospital Quality Initiative Program (the “HQI Program”) and are listed in Schedule 3.7(g). The Seller Entities have submitted all quality data required under the HQI Program to CMS or its agent, and all quality data required under the ORYX Core Measure Performance Measurement System (“ORYX”) to The Joint Commission, for all calendar quarters concluded prior to the date of this Agreement, except for any quarter for which the respective reporting deadlines have not yet expired. All such submissions of quality data have been made in accordance with applicable reporting deadlines and in the form and manner required by CMS and The Joint Commission, respectively. The Seller Entities have not received notice of any reduction in reimbursement under the Medicare program resulting from their failure to report quality data to CMS or its agent as required under the HQI Program. Seller has provided Buyer with the HQI Program “validation results” for all calendar quarters concluded prior to the date of this Agreement, except for any quarter for which the respective reporting deadlines have not yet expired.

(h) Each Seller Entity is in compliance in all material respects with all applicable Laws regarding the selection, deselection and credentialing of its employed and independent contractor physicians and other Practitioners, including verification of licensing status and eligibility for reimbursement under Government Programs.

(i) All off-campus locations of the Hospital that are treated by Hospital as being a provider-based location or department of Hospital (i) were in operation and billing the Medicare program under the outpatient prospective payment system for covered outpatient department services prior to November 2, 2015, (ii) are in compliance with the site-neutral programs of Section 603 of the Bipartisan Budget Act of 2015 and CMS Regulations 42 C.F.R. § 413.65 and (iii) have been reported as practice locations on Hospital’s Medicare application. All on-campus locations of Hospital that are required to be included on the CMS Medicare Enrollment Application have been reported.

3.8 Regulatory Compliance.

(a) Except as set forth in Schedule 3.8(a), Seller Entities are and have been during the past six (6) years in compliance in all material respects with all applicable statutes, rules, regulations, and requirements of the Government Entities having jurisdiction over the Facilities and the operations of the Facilities, including all Healthcare Laws. The Seller Entities have timely and accurately filed all reports, data, and other information required to be filed with the Government Entities. No Seller Entity has, during the last six (6) years, (i) received written notice, correspondence or communication of any violation, alleged violation or potential violation of, or liable under, any Healthcare Laws, or to the effect that any Seller Entity, or any Person acting on behalf of, any Seller Entity, is or could potentially be under investigation or inquiry with respect to any violation or alleged violation of any Healthcare Law, or (ii) been subject to any actual or alleged obligation to undertake, or to bear all or any portion of the cost of, any remedial action under any Healthcare Law. To the Knowledge of Seller, no event has occurred during the last six (6) years, and no condition exists that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in (x) a violation by any Seller Entity of, or a failure on the part of any Seller Entity to comply with, any Healthcare Law or (y) any obligation on the part of Seller or any Seller Entity to undertake, or to bear all or any portion of the cost of, any remedial action.

(b) Each Seller Entity is, and during the past six (6) years has been, in compliance in all material respects with HIPAA. The Seller Entities have undertaken surveys, audits, inventories, reviews, analyses and/or assessments of all areas of the Facilities required by the HITECH Act and the administrative simplification provisions of HIPAA. The Seller Entities have provided to Buyer accurate and complete copies of the compliance policies and/or procedures and privacy notices of the Facilities relating to HIPAA. All of the Seller Entities’ and the Facilities’ respective workforces (as such term is defined in 45 C.F.R. § 160.103) with access to “protected health information” as defined in 45 C.F.R. § 160.103 (“PHI”) have received or are scheduled to receive, in accordance with the timeframes required by HIPAA and such Seller Entity’s providers or Facilities’ respective privacy policies, training with respect to compliance with HIPAA and all rules and regulations promulgated thereunder. Except as set forth on Schedule 3.8(b), with respect to the Facilities, during the past six years (i) neither Seller nor any Seller Entity has received notice of, and there are no pending or, to the Knowledge of Seller or any Seller Entity, threatened proceedings with respect to any alleged “breach” as defined in 45 C.F.R. § 164.402 (a “Breach XE "Breach" ”) or any other material violation of HIPAA by any Seller Entity or any of their respective “workforce” (as such term is defined under HIPAA); (ii) no Breach, or other material violation of HIPAA by any Seller Entity or their respective “workforce” has occurred; and (iii) no successful or suspected “security incident” as defined in 45 C.F.R. § 164.304 has occurred with respect to PHI in the possession or under the control of the Seller Entities or any third parties that handle or have access to PHI on behalf of the Seller Entities. The Seller Entities have entered into business associate agreements with all third parties acting as a business associate (as defined in 45 C.F.R. § 160.103) of any the Seller Entity to the extent required by HIPAA. No Seller Entity (x) is, to the Knowledge of Seller, under investigation by any Government Entity for a violation of HIPAA; or (y) has received any notices from the United States Department of Health and Human Services Office for Civil Rights, the U.S. Justice Department, the FTC or the Attorney General of any state or territory of the United States relating to any such violations. During the past six (6) years, there has not been any incident that would trigger a notification or reporting requirement under any HIPAA business associate agreement or HIPAA, including a Breach with respect to any unsecured PHI maintained by or on behalf of the Seller Entities or any third parties that handle or have access to PHI on behalf of Seller Entities, in each case with respect to the Facilities. Except as set forth on Schedule 1.1(g), neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated hereby, will violate any HIPAA business associate agreement to which any Seller Entity is a party or by which any Seller Entity is bound, or require the consent of or notice to any person or entity with respect to the use or transfer of PHI. Except as set forth on Schedule 3.8(a), any websites and mobile applications (including but not limited to patient portals and all electronic online systems and mobile applications that interface with individuals and that receive, create, transmit, or maintain PHI) to be included in the Assets and any tracking technologies deployed on such websites or mobile applications, are in compliance in all material respects with HIPAA, including currently operating in compliance in all material respects with the guidance issued by the Office for Civil Rights entitled “Use of Online Tracking Technologies by HIPAA Covered Entities and Business Associates” issued on December 1, 2022.

(c) During the past six (6) years, no Seller Entity or any of their respective Affiliates, employees, independent contractors, officers or directors, has, on behalf of any Seller Entity or with respect to the Facilities, (i) violated any of the Healthcare Laws in any material respect; (ii) presented or caused to be presented a claim for a medical or other item or service that was not provided as claimed (other than claims submitted in error that have been corrected in the ordinary course of business and that individually or in the aggregate would not be considered material in any fiscal year), or is for a medical or other item or service where such Person knew or should have known the claim was false or fraudulent, or (iii) presented or caused to be presented a claim to any Government Program for a designated health service furnished pursuant to a prohibited referral by a physician pursuant to the Stark Law.

(d) Except in material compliance with all applicable Laws, none of Seller Entities are party to any Contract (including any joint venture or consulting agreement) related to any Seller Entity, Facility, or the Assets with any physician, immediate family member of a physician, or other Person that is in a position to make or influence referrals to or otherwise generate business for any Seller Entity or Facility.

3.9 Equipment. Seller has delivered to Buyer a schedule as of the Balance Sheet Date which sets forth all the material equipment associated with, or constituting any part of, the Facilities and the Assets.

3.10 Real Property. Except as set forth in Schedule 3.10, the Seller Entities own good and indefeasible fee simple and/or good and valid leasehold title, as the case may be, to the Real Property, subject to the Permitted Encumbrances. The Real Property will be conveyed to the Buyer Entities free and clear of any and all liens, encumbrances or other restrictions except (i) any lien for Taxes and assessments not yet due and payable, (ii) any lease obligations under the Contracts assumed by the Buyer Entities, (iii) easements, restrictions and other matters of record, so long as such matters do not, collectively or individually, materially interfere with the operations of the Facilities in a manner consistent with the current use by the Seller Entities, (iv) zoning regulations and other governmental Laws, rules, regulations, codes, orders and directives affecting the Real Property, (v) unrecorded easements, discrepancies, boundary line overlaps, encroachments and other matters, provided that such matters would be revealed by an accurate survey of the Real Property, so long as such matters do not, collectively or individually, materially interfere with the operations of the Facilities in a manner consistent with the current use by the Seller Entities, (vi) any encumbrances or defects that do not materially interfere with the operations of the Facilities in a manner consistent with the current use by the Seller Entities; (vii) the matters described in Schedule 3.10, (viii) any liens, encumbrances or other restrictions arising under the Contracts assumed by the Buyer Entities, and (ix) with respect to the Leased Real Property, any encumbrances which encumber the fee interest in such property (collectively, the “Permitted Encumbrances”). With respect to the Real Property:

(a) Except as set forth in Schedule 3.10(a), neither Seller nor any of the Seller Entities has received during the past three (3) years written notice from any Government Entity of a material violation of any applicable ordinance or other Law, order or regulation with respect to the Owned Real Property, which violation has not been corrected;

(b) Except as set forth in Schedule 3.10(b), to the Knowledge of Seller, the Owned Real Property and its operation are in material compliance with all applicable zoning ordinances (or is considered legally nonconforming or “grandfathered” thereunder);

(c) Except for the Permitted Encumbrances, (i) there are no tenants or other persons or entities occupying any space in the Real Property, other than pursuant to tenant leases described in Schedule 3.10(c), (ii) no tenants under such leases have paid rent in advance for more than one month, (iii) no improvement credit or other tenant allowance of any nature is owed by any of the Seller Entities to any tenant pursuant to such tenant leases, and (iv) no landlord improvement work is required to be completed by any of the Seller Entities pursuant to such tenant leases, in each case, except as disclosed in Schedule 3.10(c);

(d) Attached to Schedule 3.10(d) is a “rent roll” which sets forth for those leases where a Seller Entity is landlord: (i) the names of then current tenants; (ii) the address of the property and the square footage leased; (iii) the expiration dates of the leases; (iv) the rental payments for the then current month under each of the leases; (v) a list of all then delinquent rental payments; (vi) a list of all tenant deposits and a description of any application thereof; and (vii) a list of all uncured material defaults under the leases known to Seller;

(e) Except for the matters set forth on Schedule 3.10(e), none of which shall materially and adversely affect the current use or access to the Owned Real Property, neither Seller nor any of the Seller Entities has received during the past three (3) years any written notice from any Government Entity of any existing, proposed or contemplated plans to modify or realign any street or highway, or any existing, proposed or contemplated eminent domain proceeding that would result in the taking or encumbrance of all or any part of the Owned Real Property or that would materially and adversely affect the current use of any part of the Owned Real Property; and

(f) Except as set forth on Schedule 3.10(f), there are no outstanding options, including rights of first offer, rights of first refusal or reversion rights to any party to purchase any interest in any Owned Real Property.

3.11 Title to and Sufficiency of Assets.

(a) The Seller Entities own and hold good and valid title or leasehold interests, as the case may be, to all of the Assets, and at the Closing the Seller Entities will assign and convey to the Buyer Entities such title or leasehold interests, as the case may be, to all of such Assets, subject only to the Permitted Encumbrances and the Assumed Liabilities. Except as set forth on Schedule 1.1(g), there are no outstanding rights (including any right of first refusal or right of first offer), options or contracts giving any third party any current or future right to require Seller or any Seller Entity to sell or transfer to a third party any interest in any of the Assets that exceed $200,000.

(b) The Assets (together with the Excluded Assets) constitute all the assets used in or necessary to operate, and are sufficient for the purposes of operating, the Facilities in the manner in which they have been operated immediately before the date hereof.

3.12 Employee Benefit Plans.

(a) Schedule 3.12(a) sets forth a true, complete and correct list of all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), all specified fringe benefit plans as defined in Section 6039D of the Internal Revenue Code of 1986, as amended (the “Code”), and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, welfare plan or employment, change in control, confidentiality or non-competition agreement or any other similar plan, agreement, policy or understanding (whether oral or written, qualified or non-qualified) and any trust, escrow or other funding arrangement related thereto (collectively, the “Benefit Plans”), which is currently or has been sponsored, maintained or contributed to for or on behalf of the employees, former employees, independent contractors or directors (or any of their dependents) of Seller or the Seller Entities or pursuant to which Seller or the Seller Entities have any liability or obligation. With respect to each Benefit Plan, Seller has provided Buyer (to the extent applicable) accurate and complete copies of the summary plan description and summaries of any material modifications thereto.

(b) (i) Each of the Benefit Plans is and has been maintained and administered in all material respects in compliance with its terms and applicable legal requirements (including ERISA and the Code), (ii) there have been no prohibited transactions, to Seller’s Knowledge, breaches of fiduciary duty, or other breaches or violations of any law applicable to the Benefit Plans that could subject Buyer to any liability, (iii) each Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has a current favorable determination letter (or, in the case of a master and prototype or regional prototype plan, a favorable opinion or notification letter, as applicable) or an application therefore is pending with the IRS, and (iv) no event has occurred which could cause any of the Benefit Plans to become disqualified or fail to comply with the applicable requirements of Sections 401(a) of the Code, or that would otherwise cause a distribution therefrom that is otherwise eligible for rollover treatment under Section 408 of the Code to be ineligible to be rolled into an individual retirement account or a plan that is qualified under Section 401(a) of the Code.

(c) Except as set forth in Schedule 3.12(c), for the past six (6) years, neither Seller, the Seller Entities nor any ERISA Affiliate of Seller or the Seller Entities sponsors, has maintained, contributed to, been required to contribute to, or ceased having an obligation to contribute to an employee benefit plan that is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (ii) subject to Title IV of ERISA, Sections 302 or 303 of ERISA or Sections 412 or 436 of the Code, (iii) a multiple employer plan as defined in Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA). ERISA Affiliate shall mean any entity that would be treated as a single employer with Seller, the Seller Entities or any of their subsidiaries under the provisions of the Code and ERISA.

(d) None of the Benefit Plans listed in Schedule 3.12(a) that are “welfare benefit plans,” within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980(B)(g) of the Code and Section 607 of ERISA.

(e) Except as set forth in Schedule 3.12(e), neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in combination with any other event, including, but not limited to, a termination of employment) shall (i) entitle any current or former employee, independent contractor, officer, director or other service provider to any payment or any increase in payment under any Benefit Plan, (ii) accelerate the time of payment, funding or vesting of any benefit under any Benefit Plan, or (iii) result in any payments or benefits under any agreement with the Seller or the Seller Entities, that, individually or in combination with any other payment or benefit, could constitute the payment of an “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 or Section 409A of the Code.

(f) Other than the employee benefits constituting Assumed Liabilities under Section 1.3(c) hereof, none of the Buyer Entities shall have any liability under any of the Benefit Plans.

3.13 Litigation or Proceedings. Schedule 3.13 sets forth an accurate list of all currently pending litigation or legal proceedings with respect to the Facilities and the Assets. Except as set forth in Schedule 3.13, there are no claims, actions, suits, proceedings, or investigations pending, or to the Knowledge of Seller, threatened, against the Seller Entities, the Facilities or the Assets (or against Seller or any of its other Affiliates and relating, in whole or in part, to the Facilities or the Assets) at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality wherever located. There are no judgments, orders, decrees, citations, sanctions, fines or penalties heretofore assessed against the Seller Entities or their Affiliates affecting the Assets, the Facilities, or the Assumed Liabilities under any federal, state or local Law. There is no proceeding before any Government Entity pending or, to Seller’s Knowledge, threatened against Seller or any Seller Entity or any of their Affiliates or the Facilities which: (a) adversely affects or seeks to prohibit, restrain or enjoin the execution and delivery of this Agreement; (b) adversely affects or challenges the validity or enforceability of this Agreement; or (c) challenges the power or authority of Seller or any Seller Entity to carry out the transactions or to perform its obligations under this Agreement.

3.14 Environmental Laws. Except as set forth in Schedule 3.14 hereto, (i) to the Knowledge of Seller, the Owned Real Property is not subject to any material environmental hazards, risks, or liabilities, (ii) the Seller Entities are not in violation of any federal, state or local statutes, regulations, Laws or orders pertaining to the protection of human health and safety or the environment (collectively, “Environmental Laws”), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended (“CERCLA”), and the Resource Conservation and Recovery Act, as amended (“RCRA”), and (iii) neither Seller nor any Seller Entity has received any written notice alleging or asserting a violation of or liability under any Environmental Law or an obligation to investigate, assess, remove, or remediate any property, including but not limited to the Owned Real Property, under or pursuant to any Environmental Law. No Hazardous Substances (which for purposes of this Section 3.14 shall mean and include polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos, and any substances, materials, constituents, wastes, or other elements which are included under or regulated by any Environmental Law, including, without limitation, CERCLA and RCRA) have been disposed of on or released or discharged from or onto, or threatened to be released from or onto, the Owned Real Property (including groundwater) by the Seller Entities, or to Seller’s Knowledge, any third party, in violation of or which could give rise to liability under any applicable Environmental Law. Neither the Seller Entities, nor to Seller’s Knowledge, any prior owners, operators or occupants of the Owned Real Property, have allowed any Hazardous Substances to be discharged, possessed, managed, processed, released, or otherwise handled on the Owned Real Property in a manner which is in violation of or which could give rise to liability under any Environmental Law, and the Seller Entities have complied with all Environmental Laws applicable to any part of the Owned Real Property. The Seller Entities have not entered into any written agreement pursuant to which the Seller Entities have assumed or indemnified any other party for obligations or liabilities of a third party arising under any Environmental Law. Notwithstanding anything contained herein to the contrary, this Section 3.14 contains the exclusive representations and warranties of Seller and the Seller Entities with respect to environmental matters.

3.15 Taxes. Except as set forth in Schedule 3.15, each Seller Entity has timely filed all federal, state and local Tax Returns required to be filed by it (all of which are true, correct and complete in all material respects) and has duly paid or made provision for the payment of all Taxes (including any interest or penalties and amounts due state unemployment authorities) which are owed by it (whether or not shown on any Tax Return) to the appropriate Tax authorities. Except as set forth in Schedule 3.15, no Seller Entity is the beneficiary of any extension of time within which to file a Tax Return. Except as set forth in Schedule 3.15, no deficiencies for any of such Taxes have been asserted or, to the Knowledge of Seller, threatened, and no audit or other administrative proceedings or court proceedings with respect to Taxes is currently pending or under way or, to the Knowledge of Seller, threatened. Except as set forth in Schedule 3.15, there are no outstanding agreements by any Seller Entity for the extension of time for the assessment of any Taxes. There are no Tax liens on any of the Assets and no basis exists for the imposition of any such liens. No claim has even been made by an authority in a jurisdiction where any Seller Entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There is no dispute or claim concerning any Tax liability of any Seller Entity either (a) claimed or raised by a Tax authority in writing or (b) to Seller’s Knowledge. Seller has deducted, withheld, and timely paid to the appropriate Tax authority all Taxes required to be deducted, withheld, or paid in connection with amounts paid or owing to any employee and Seller has complied with all reporting, recordkeeping, information, reporting, and backup withholding requirements relating thereto under applicable law. All Taxes required to have been collected and paid on the sale of products or taxable services by Seller (whether or not denominated as sales or use Taxes) have been properly and timely collected and paid, or all sales Tax exemption certificates and other proof of the exempt nature of sales of all products or services have been properly collected and, if required, submitted to the appropriate Tax authority. Seller is in material compliance with all escheat or unclaimed property Laws, and Seller does not have any material liability to pay over any amount to any Government Entity of any cash or other property under escheat or unclaimed property Laws. As used herein, “Tax” or “Taxes” means (a) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, relating to the Assets, the Facilities or the operation of the Facilities, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of, or a successor of, an affiliated, combined, consolidated, or unitary group for any taxable period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of being a transferee of or successor to any Person (whether by merger, conversion or otherwise), or as a result of any legal or contractual obligation (express or implied) to pay such amounts to or on behalf of another Person or to indemnify any Person with respect to such amounts. “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

3.16 Employee Relations.

(a) Except as set forth in Schedule 3.16(a), all employees of the Facilities are employees of the Seller Entities. To Seller’s Knowledge, there is no threatened employee strike, work stoppage, or labor dispute pertaining to the Facilities. Except as set forth in Schedule 3.16(a), no union representation question exists respecting any employees of the Seller Entities. No collective bargaining agreement exists or is currently being negotiated by the Seller Entities, no written demand has been received for recognition by a labor organization by or with respect to any employees of the Seller Entities, no union organizing activities by or with respect to any employees of the Seller Entities are, to the Knowledge of Seller, taking place, and none of the employees of the Seller Entities is represented by any labor union or organization. There is no written unfair practice claim against the Seller Entities before the National Labor Relations Board, nor any strike, dispute, slowdown, or stoppage pending or threatened against or involving the Facilities, and none has occurred within the last three (3) years.

(b) Except as set forth in Schedule 3.16(b), the Seller Entities have complied in all material respects with all legal requirements relating to employment, employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, overtime pay, benefits, payment of employment, social security, and similar Taxes, occupational safety and health, classification as an employee or an independent contractor, and plant closings and mass layoffs. No Seller Entity is liable for the payment of any compensation, damages, Taxes, fines, penalties, interest, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements. Except as set forth in Schedule 3.16, there are no pending or, to the Knowledge of Seller, threatened claims before the Equal Employment Opportunity Commission (or any comparable state civil or human rights commission or other entity), complaints before the Occupational Safety and Health Administration (or any comparable state safety or health administration or other entity), wage and hour claims, lawsuits or arbitrations against any Seller Entity brought by any current or former employee, independent contractor, or director, or the like.

(c) Schedule 3.16(c) states or will state the number of employees terminated by each Seller Entity within ninety (90) days prior to the Closing Date, laid off by each Seller Entity within the six (6) months prior to the Closing Date, or whose hours of work have been reduced by more than fifty percent (50%) by a Seller Entity in the six (6) months prior to the Closing Date, and contains a complete and accurate list of the following information for such employees: (i) the date of termination, layoff, or reduction in work hours; (ii) the reason for termination, layoff, or reduction in work hours; and (iii) the location to which the employee was or is assigned. Except as set forth in Schedule 3.16(c), no Seller Entity has violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local legal requirements.

3.17 The Contracts.

(a) Seller has made available to Buyer true and correct copies of the Contracts (other than Immaterial Contracts) set forth on Schedule 1.1(g), and has given, and will give, the agents, employees and representatives of Buyer access to the originals of the Contracts to the extent originals are available. “Immaterial Contracts” are commitments, contracts and agreements (other than real property leases) which individually involve future payments, performance of services or delivery of goods or materials, to or by Seller or any Seller Entity, of any amount or value less than Fifty Thousand Dollars ($50,000) on an annual basis and that are not with physicians or other referral sources. Seller represents and warrants with respect to the Contracts that:

(b) The Contracts constitute legal, valid and binding obligations of the Seller Entities and, to the Knowledge of Seller, the other parties with respect thereto, and are enforceable against the Seller Entities and, to the Knowledge of Seller, the other parties with respect thereto in accordance with their terms. Each Contract constitutes the entire agreement by and between the respective parties thereto with respect to the subject matter thereof.

(c) Assuming the receipt of any consents required in connection with the assignment of the Contracts and except as set forth in Schedule 3.17(c), (i) all obligations required to be performed by the Seller Entities and, to the Knowledge of Seller, the other parties with respect thereto prior to the date hereof under the terms of the Contracts have been performed, (ii) no acts or omissions by the Seller Entities and, to the Knowledge of Seller, the other parties with respect thereto have occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a default by the Seller Entities and, to the Knowledge of Seller, the other parties with respect thereto under the Contracts, and (iii) no Seller Entity is in breach and there is no pending, or to the Seller’s Knowledge, threatened breach or default under any Contract.

(d) Except as expressly set forth in Schedule 1.1(g), (i) none of the Contracts require notice of or consent to the assignment and assumption of such Contracts by the Buyer Entities, and Seller will use commercially reasonable efforts to obtain any required consents prior to the Closing and (ii) the assignment of the Contracts to and assumption of such Contracts by the Buyer Entities will not result in any penalty or premium, or variation of the rights, remedies, benefits or obligations of any party thereunder.

(e) Except as set forth on Schedule 3.17(e), no party has given written notice of its intent to terminate, not renew, or materially change any material Contract.

3.18 Supplies. All the inventory and supplies constituting any part of the Assets are substantially of a quality and quantity usable and salable in the ordinary course of business of the Facilities. Obsolete items have been written off the Financial Statements. Inventory and supplies are carried at the lower of cost or market, on a first-in, first-out basis and are properly stated in the Financial Statements. The inventory levels are based on past practices of the Seller Entities at the Facilities and, as of the Effective Time, each inventory item has not reached its expiration date as established by the manufacturer or vendor from whom the Seller Entity acquired the item.

3.19 Insurance. Schedule 3.19 includes a true, complete and correct list of the current insurance policies covering the ownership and operations of the Facilities and the Assets, which list reflects the policies’ numbers, identity of insurers, amounts, and coverage. All of such policies are in full force and effect with no premium arrearage. The Seller Entities have given in a timely manner to their insurers all notices required to be given under their insurance policies with respect to all of the claims and actions covered by insurance, and no insurer has denied coverage of any such claims or actions. The Seller Entities have not (a) received any written notice or other communication from any such insurance company canceling or materially amending any of such insurance policies, and, to Seller’s Knowledge, no such cancellation or amendment is threatened or (b) failed to give any written notice or present any claim which is still outstanding under any of such policies with respect to the Facilities or any of the Assets.

3.20 Third Party Payor Cost Reports. Each Seller Entity has duly filed all required cost reports for all the fiscal years through and including the fiscal year specified in Schedule 3.20. All of such cost reports accurately reflect in all material respects the information required to be included thereon and such cost reports do not claim and neither the Facilities nor the Seller Entities have received reimbursement in any amount in excess of the amounts provided by Law or any applicable agreement. Schedule 3.20 indicates which of such cost reports have not been audited and finally settled and a brief description of any notices of program reimbursement, proposed or pending audit adjustments, disallowances, appeals of disallowances, and any and all other unresolved inquiries, claims or disputes in respect of such cost reports. The Seller Entities have established adequate reserves to cover any potential reimbursement liabilities that the Seller Entities may have under such cost reports and such reserves are set forth in the Seller Entities’ Financial Statements.

3.21 Medical Staff Matters. Seller has provided to Buyer true, correct, and complete copies of the bylaws and rules and regulations of the medical staff of and those holding clinical privileges at the Hospital and Facilities, as well as a list of all current members of the medical staff of the Hospital and Facilities (“Medical Staff Members”) and those holding clinical privileges at the Hospital and Facilities. Except as set forth in Schedule 3.21, (i) there are no adverse actions or disciplinary actions with respect to any Medical Staff Member, individual holding clinical privileges, or any applicant for membership and/or privileges; (ii) no Medical Staff Member, individual holding clinical privileges, or applicant has requested an appeal or a judicial review hearing which has not been scheduled or has been scheduled but has not been completed; (iii) there are no pending or, to the Knowledge of Seller, threatened disputes with applicants, Medical Staff Members, individuals holding clinical privileges or Practitioners that might result in an adverse action that would give rise to a medical staff due process right; and (iv) all appeal periods in respect of any Medical Staff Member, individual holding clinical privileges or applicant against whom an adverse action, including denial of privileges or denial of renewal of privileges, has been taken have expired and there are no contemplated or pending reviews or investigations of any Medical Staff Member or an individual holding clinical staff privileges that might result in an adverse action that would give rise to a medical staff due process right.

3.22 Condition of Assets. Other than with respect to the representations and warranties herein provided, the Seller Entities shall transfer the Assets to the Buyer Entities and the Buyer Entities shall accept the Assets from the Seller Entities AS IS WITH NO WARRANTY OF HABITABILITY OR FITNESS FOR HABITATION, WITH RESPECT TO THE LAND, BUILDINGS AND IMPROVEMENTS, AND WITH NO WARRANTIES, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE EQUIPMENT, INVENTORY, AND SUPPLIES, AND ANY AND ALL OF WHICH WARRANTIES SELLER HEREBY DISCLAIMS. Except as set forth in Schedule 3.22, neither Seller nor the Seller Entities has received during the past three (3) years written notice indicating or asserting that the Facilities are not in compliance with the Americans with Disabilities Act. All of the Assets shall be further subject to normal wear and tear on the land, buildings, improvements and equipment and normal and customary use and disposal of inventory and supplies in the ordinary course of business up to the Closing Date.

3.23 Experimental Procedures. The Seller Entities have not performed or permitted the performance of any experimental or research procedures or studies involving patients of any Hospital not authorized and conducted in accordance with the procedures of the Institutional Review Board of the Hospital.

3.24 Intellectual Property.

(a) Schedule 3.24(a)(i) sets forth a complete and accurate list of all registered, applied for, and unregistered or common law trademarks, service marks, trade names, domain names, social media account handles (but not content), copyrights, and other material Intellectual Property currently owned by Seller or a Seller Entity and used in connection with the Facilities that will be transferred to the Buyer Entities (collectively, the “Intellectual Property Assets”). Neither Seller nor the Seller Entities have received written notice that any proceedings have been instituted or are pending which challenge the validity of the ownership by Seller or the Seller Entities of the Intellectual Property Assets. Except for non-exclusive licenses to use a trademark or trade name granted in the ordinary course of business in connection with the provision of goods or services by the Facilities, neither Seller nor the Seller Entities have licensed anyone to use the Intellectual Property Assets. Seller and/or the Seller Entities exclusively own all the Intellectual Property Assets and at the Closing the Seller Entities will transfer the Intellectual Property Assets to Buyer free and clear of all liens and other encumbrances. To Seller’s Knowledge, all trademark and domain name registrations that are Intellectual Property Assets are valid, subsisting, and in full force and effect.

(b) To Seller’s Knowledge, the Intellectual Property Assets do not infringe upon, misappropriate or violate any Intellectual Property rights of any other Person. Except as set forth on Schedule 3.24(b), to Seller’s Knowledge, no Person is infringing, misappropriating, or violating the Intellectual Property Assets.

3.25 Compliance Program. Each Seller Entity has in place a compliance program that includes the elements of an effective compliance program set forth in the OIG’s compliance program guidance for hospitals, including the related provisions of the Federal Sentencing Guidelines relating to corporate compliance programs. Seller has provided to Buyer a copy of its current compliance program materials, including without limitation, all program descriptions, compliance officer and committee descriptions, ethics and risk area policy materials, training and education materials, training attendance records, auditing and monitoring protocols, reporting mechanisms, and disciplinary policies. Schedule 3.25 includes a description of each audit and investigation conducted by the Seller Entities pursuant to their compliance program during the last three (3) years relating to material healthcare regulatory issues involving the Seller Entities. Each Seller Entity has conducted its operations in accordance with such Seller Entity’s compliance program. For purposes of this Agreement, the term “compliance program” refers to provider programs of the type described in the compliance guidance published by the OIG.

3.26 Certificates of Need. Except as set forth in Schedule 3.26 hereto, no application for any Certificate of Need, Exemption Certificate (each as defined below) or declaratory ruling has been made by any Seller Entity with the State Health Agency or other applicable agency which is currently pending or open before such agency, and no such application (collectively, the “Applications”) filed by any Seller Entity within the past three (3) years has been ultimately denied by any commission, board or agency or withdrawn by such Seller Entity. No Seller Entity has prepared, filed, supported or presented opposition to any Applications filed by another hospital or health agency within the past three (3) years. Except as set forth in Schedule 3.26 hereto, no Seller Entity has any Applications pending or any approved Applications which relate to projects not yet completed. As used herein, “Certificate of Need” means a written statement issued by the State Health Agency evidencing community need for a new, converted, expanded or otherwise significantly modified health care facility, health service or hospice, and “Exemption Certificate” means a written statement from the State Health Agency stating that a health care project is not subject to the Certificate of Need requirements under applicable state Law.

3.27 Representations with Respect to the Hospital.

(a) No Seller Entity has made any misrepresentations or false attestations to any Government Entity under or in connection with Promoting Interoperability reporting under the Merit-based Incentive Payment System or predecessor meaningful use payments under the HITECH Act.

(b) Except as set forth in Schedule 3.27(b), at all times since March 23, 2010, Mooresville Hospital Management Associates, LLC has been in compliance with the requirements of the “whole hospital exception” under the Stark Law, as set forth in 42 U.S.C. §1395nn(d)(3) and 42 C.F.R., Subpart J, §§411.356(c)(3) and 411.362.

(c) The Seller Entities have repaid in full to the appropriate Government Entity any amounts due, including any accrued and unpaid interest, under all payments made to the Seller Entities under the Medicare Hospital Accelerated Payment Program as defined under Section 3719 of the CARES Act. The Seller Entities have utilized any amounts received under the CARES Act Provider Relief Funds in accordance with all applicable Laws and applicable terms and conditions. The Seller Entities maintain appropriate accounting records associated with such funds, including tracking the costs and other expenses for which stimulus funds are used and quantifying the lost revenue incurred in connection with the operation of the Facilities during the COVID-19 pandemic.

3.28 Privacy and Cybersecurity. Except as set forth on Schedule 3.28, no Seller Entity (a) nor, to the Knowledge of Seller, any third party that has handled or had access to any Seller Entity Data or Seller Entity Systems on behalf of any Seller Entity, has experienced a Security Incident, (b) has received any written claim or notice that a Security Incident may have occurred or is being investigated, (c) has received any written claim or notice alleging that it is not in compliance with any Privacy and Security Requirement, or (d) engages, or has engaged, in any activity with respect to personally identifiable information outside of the United States in a manner that would subject any Seller Entity to any non-United States laws or regulations relating to data privacy, security, transfer or use. Each Seller Entity contractually imposes obligations on all third parties that handle or have access to Seller Entity Data or Seller Entity Systems on behalf of such Seller Entity to implement, maintain and enforce commercially reasonable safeguards to protect such Seller Entity Data or Seller Entity Systems. Except as set forth on Schedule 3.28, each Seller Entity (i) is in compliance in all material respects with all Privacy and Security Requirements, (ii)has implemented, and maintains and enforces, commercially reasonable administrative, technical, and physical safeguards, including the adoption, implementation, maintenance and enforcement of a written information security program, incident response plan, vendor management policy, and disaster recovery and business continuity plan, in each case, designed to ensure the protection of Seller Entity Data, Seller Entity Systems and payment transactions against loss, interruption of use, destruction, damage, and unauthorized access, use, acquisition, and disclosure, (iii) performs routine vulnerability scans and penetration testing on its Seller Entity Systems, and (iv) timely installs software security patches and other fixes to identified material information security vulnerabilities. There has not been any material failure with respect to the Seller Entity Systems that has not been remedied in all material respects. Each Seller Entity maintains commercially reasonable privacy/cybersecurity insurance in coverage types and amounts reasonably sufficient to withstand and remediate a Security Incident or a violation of any Privacy and Security Requirement.

4. REPRESENTATIONS AND WARRANTIES OF BUYER. As of the date hereof, and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date, Buyer represents and warrants to Seller and the Seller Entities the following:

4.1 Existence and Capacity. Buyer is a non-profit corporation, duly organized and validly existing in good standing under the Laws of the State of North Carolina. Buyer has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and to conduct its business as now being conducted.

4.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery, and performance of this Agreement by Buyer and all other agreements referenced herein, or ancillary hereto, to which Buyer is a party, and the consummation by Buyer and each Buyer Entity of the transactions contemplated by this Agreement and the documents described herein, as applicable:

(a) are within its corporate powers, are not in contravention of corporate Law or of the terms of its organizational documents, and have been duly authorized by all appropriate corporate action;

(b) except as provided in Sections 6.1 and 6.2, do not require any approval or consent required to be obtained by Buyer of, or filing required to be made by Buyer with, any governmental agency or authority bearing on the validity of this Agreement which is required by Law or the regulations of any such agency or authority;

(c) will neither conflict with, nor result in any breach or contravention of, or the creation of any lien, charge or encumbrance under, any indenture, agreement, lease, instrument or understanding to which it is a party or by which it is bound;

(d) will not violate any statute, Law, rule, or regulation of any Government Entity to which it may be subject; and

(e) will not violate any judgment, decree, writ, or injunction of any court or Government Entity to which it may be subject.

4.3 Binding Agreement. This Agreement and all agreements to which Buyer or any of the Buyer Entities will become a party pursuant hereto are and will constitute the valid and legally binding obligations of Buyer and/or such Buyer Entities, respectively, and are and will be enforceable against it or them in accordance with the respective terms hereof and thereof.

4.4 Availability of Funds. Buyer has the ability to obtain funds in cash in amounts equal to the Purchase Price by means of credit facilities or otherwise and will at the Closing have immediately available funds which will be sufficient to enable Buyer to pay the Purchase Price.

5. COVENANTS OF SELLER PRIOR TO CLOSING. Between the date of this Agreement and the Closing:

5.1 Information. Seller shall afford to the officers and authorized representatives and agents (which shall include accountants, attorneys, bankers, and other consultants) of Buyer full and complete access to and the right to inspect the plants, properties, books, and records of the Facilities, and will allow Buyer reasonable access to the medical staff and personnel of the Facilities to confirm and establish relationships, and will furnish Buyer with such additional financial and operating data and other information as to the business and properties of Seller which pertains to the Facilities or their operations as Buyer may from time to time reasonably request. Buyer’s right of access and inspection shall be exercised in such a manner as not to interfere unreasonably with the operations of the Facilities. Buyer agrees that no inspections shall take place and no employees or other personnel of the Facilities shall be contacted by Buyer without Buyer first providing reasonable notice to Seller and coordinating such inspection or contact with Seller. Seller shall promptly make available to Buyer any surveys, reports, site plans, engineering plans and drawings or similar material related to the Facilities and/or the Assets as Seller or the Seller Entities may acquire at any time prior to the Closing Date. Seller shall periodically make its representatives available to Buyer between the date of this Agreement and the Closing Date to discuss any material changes in the operations of the Facilities, including the execution, amendment, or termination of any material contracts or leases which would have a material impact on the operations of the Facilities. On a regular basis, which is anticipated to be weekly following the transmission of any required notices and consents, Seller shall update Buyer on the status of its efforts to obtain consents to contractual assignments.

5.2 Operations. Seller will not, and will cause the Seller Entities not to, engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing, Seller shall cause the Seller Entities to:

(a) use commercially reasonable efforts to carry on their business pertaining to the Facilities in substantially the same manner as presently conducted and not make any material change in personnel, operations, finance, accounting policies, or real or personal property pertaining to the Facilities;

(b) use commercially reasonable efforts to maintain the Facilities and Assets and all parts thereof in good operating condition, ordinary wear and tear excepted, in substantially the same manner as presently conducted and in the ordinary course of business and make repairs and acquire replacements in the ordinary course of business;

(c) use commercially reasonable efforts to perform all of their obligations under agreements relating to or affecting the Facilities or the Assets, including pay and fully perform all known liabilities and obligations as they become due and payable, other than those disputed in good faith;

(d) use commercially reasonable efforts to keep in full force and effect present insurance policies or other comparable insurance pertaining to the Facilities;

(e) continue to pay all Taxes in the ordinary course of business when due;

(f) maintain and preserve their business organizations intact, use commercially reasonable efforts to retain their present employees at the Facilities and maintain their relationships with physicians, other Practitioners, Medical Staff Members, suppliers, customers, and others having business relations with the Facilities;

(g) comply in all material respects with all Laws and all Contracts; and

(h) maintain, and timely renew, all Permits pertaining to the Facilities and the Assets.

5.3 Negative Covenants. Seller shall cause the Seller Entities not to, with respect to the business or operation of the Facilities or otherwise regarding the Assets, without the prior written consent of Buyer:

(a) amend, modify, terminate or cancel any of the Contracts, or enter into any new contract or commitment, except as provided herein or in the ordinary course of business consistent with past practice or if such amended or new Contract can be terminated without cause or penalty upon notice of ninety (90) days;

(b) (i) increase compensation payable or to become payable or make any bonus payment to or otherwise enter into one or more bonus agreements with any Practitioner or referral source of the Facilities or any employee of the Seller Entities at the Facilities, except in the ordinary course of business or in accordance with existing personnel policies, (ii) enter into any employment (excluding any agreements to replace or fill existing positions), consulting or retention agreements, except in the ordinary course of business consistent with past practices, (iii) grant or increase any rights to change-in-control, severance, or termination payment or benefits to, or enter into any change-control, or severance agreement with any employee of any Seller Entity at the Facilities or any other Person, including any director, manager, officer, or consultant at the Facilities, or (iv) establish, adopt, enter into, amend, modify or terminate any Benefit Plan, except to the extent required by applicable Laws or in the ordinary course of business;

(c) acquire (whether by purchase or lease) or sell, assign, lease, or otherwise transfer or dispose of any property, plant, equipment, or other Assets except in the normal course of business with comparable replacement thereof when appropriate;

(d) sell any of the Owned Real Property;

(e) materially alter any Owned Real Property, including the buildings, fixtures and other improvements located thereon, other than budgeted capital expenditures or routine replacement, maintenance or repairs;

(f) purchase capital assets or incur costs in respect of construction-in-progress in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, except in the ordinary course of business consistent with past practice;

(g) make any material change in the scope of patient care services offered at the Facilities or reduce the staffed or licensed bed count at the Facilities; or

(h) take any material action outside the ordinary course of business of the Facilities, except as may be required in order to consummate the transactions contemplated by this Agreement.

5.4 Governmental Approvals. Seller shall (i) use reasonable efforts to obtain all governmental approvals (or exemptions therefrom) necessary or required to allow Seller to perform its obligations under this Agreement; and (ii) assist and cooperate with Buyer and its representatives and counsel in obtaining all governmental consents, approvals, and licenses which Buyer deems necessary or appropriate and in the preparation of any document or other material which may be required by any governmental agency as a predicate to or as a result of the transactions contemplated herein.

5.5 Antitrust Matters. Seller shall (a) file at the earliest practicable date and no later than thirty (30) days from the date hereof a Premerger Notification and Report Form as required under the Hart Scott Rodino Antitrust Improvements Act of 1976 (“HSR Act”) or, in the case of an amendment to the premerger notification rules at 16 C.F.R. part 800 after signing, as soon as reasonably practicable, and (b) promptly submit all additional reports, filings and other documents required or requested of it or its Affiliates by the Federal Trade Commission (“FTC”), the United States Department of Justice (“Justice Department”), the North Carolina Department of Justice, or any other Government Entity, in connection with the transactions contemplated by this Agreement under the Sherman Act, the Clayton Act, the HSR Act, or the Federal Trade Commission Act, each as amended, or any other federal, state or other statutes, Laws, rules, regulations, orders, decrees, administrative or judicial doctrines that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). In connection with the foregoing and subject to Section 10.2, Seller shall, and will cause its respective representatives to, (i) coordinate with the Buyer concerning all appearances before, and submissions to the FTC and/or the Justice Department under any Antitrust Law in a manner that protects attorney-client privilege, attorney work product, and any other applicable privilege; (ii) comply at the earliest practicable date with any request received by Seller or any of its Affiliates from the FTC, the Justice Department or any other Government Entity under any applicable Antitrust Laws for additional information concerning the transactions contemplated by this Agreement; (iii) cooperate with Buyer in connection with any such submission under applicable Antitrust Laws with respect to the transactions contemplated by this Agreement and in connection with resolving any investigation or other inquiry concerning such transactions that is commenced by any of the FTC, the Justice Department or any other Government Entity pursuant to any applicable Antitrust Laws, in each case regarding the transactions contemplated by this Agreement and in a manner that protects attorney-client privilege, attorney work product, and any other applicable privilege; (iv) permit the Buyer to review and incorporate reasonable comments in any communication given by Seller to any Government Entity regarding the transactions contemplated by this Agreement and in a manner that protects attorney-client, attorney work product and any other applicable privilege and, as advisable limited to each party’s outside antitrust counsel; (v) promptly inform Buyer of any communication made to or received by Seller from the

FTC, the Justice Department or any other Government Entity regarding any of the transactions contemplated hereby; (vi) use commercially reasonable efforts to obtain all licenses, permits, consents, approvals, exemptions, authorizations or waivers necessary or appropriate under the Antitrust Laws from the FTC, the Justice Department or any other Government Entity in order to avoid or terminate any action or proceeding by any of them with respect to, and to permit the consummation of in the most expeditious manner practicable, the transactions contemplated by this Agreement; and (vii) promptly furnish to Buyer such information concerning Seller as Buyer needs to perform its obligations under Section 6.2 of this Agreement. Seller agrees that it shall not, and shall not permit any of its representatives to participate in any in-person meeting with any Government Entity, the primary purpose of which is to discuss any filings, applications, investigation, or other inquiry regarding the transactions contemplated hereby, without giving the Buyer reasonable prior notice of the meeting and, to the extent not prohibited by the relevant Government Entity, the opportunity to attend and participate (which, at the request of either party, may be limited to outside counsel).

5.6 Additional Financial Information. Within thirty (30) days following the end of each calendar month prior to Closing, Seller shall deliver to Buyer true and complete copies of the unaudited balance sheets and the related unaudited statements of income of, or relating to, each Seller Entity for each month then ended, together with a year-to-date compilation and the notes, if any, related thereto, all of which shall have been prepared from and in accordance with the books and records of the Seller Entity, shall fairly present in all material respects the financial position and results of operations of the Seller Entity and of the related Facility as of the date and for the period indicated, and have been prepared consistent with past practices.

5.7 No-Shop Clause. Seller agrees that, from and after the date of the execution and delivery of this Agreement by Seller until the termination of this Agreement, Seller will not, and will cause the Seller Entities to not, without the prior written consent of Buyer or except as otherwise permitted by this Agreement, directly or indirectly: (i) offer for sale or lease all or any material portion of the Assets or any ownership interest in any entity owning any of the Assets, (ii) solicit offers to buy all or any material portion of the Assets or any ownership interest in any entity owning any of the Assets, (iii) initiate, encourage or provide any documents or information to any third party in connection with, discuss or negotiate with any person regarding any inquires, proposals or offers relating to any disposition of all or any material portion of the Assets or a merger or consolidation of any entity owning any of the Assets, or (iv) enter into any agreement or discussions with any party (other than Buyer) with respect to the sale, assignment, or other disposition of all or any material portion of the Assets or any ownership interest in any entity owning any of the Assets or with respect to a merger or consolidation of any entity owning any of the Assets. To avoid doubt, the provisions of this Section 5.7 shall prevail over any similar provisions related to exclusivity provided in any other agreement between the parties.

5.8 Efforts to Close. Seller shall use its reasonable commercial efforts to satisfy all of the conditions precedent set forth in Section 7 to the extent that Seller’s action or inaction can control or influence the satisfaction of such conditions, so that the Closing will occur as promptly as practicable.

5.9 Estoppels and Contract Consents. Seller shall (i) send any notices to third parties under each of the Contracts which, by the terms of said Contract, require such notice related to the transactions as set forth in this Agreement and (ii) use commercially reasonable efforts to obtain, prior to the Closing Date, (a) estoppel letters, in a form reasonably acceptable to Buyer, under those leases of the Leased Real Property that are among the Contracts, and (b) consents from third parties under each Contract which, by the terms of such Contract, requires such consent to convey and assign such Contract to a Buyer Entity. At Buyer’s request, Seller shall reasonably cooperate with Buyer on any additional actions necessary to facilitate obtaining the relevant consent or notice for any Contract.

5.10 Employee List. No later than sixty (60) days prior to Closing (“Initial Employee Census Date”), Seller shall provide to Buyer, its counsel, and to one or more identified individuals for the sole purpose of preparing for the transition of payroll (and to no other persons or for any other purposes), a true, complete and correct list (the “Employee List”) of all persons who are employees, independent contractors or consultants of the Seller Entities, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, setting forth for each individual the following: (i) name; (ii) classification as employee, independent contractor or consultant; (iii) if an employee, the individual’s title or position (including whether full or part time, and exempt or non-exempt status); (iv) hire date; (v) current base compensation rate on an annual, monthly, bi-weekly or hourly basis as appropriate to the individual’s status; (vi) commission, bonus or other incentive-based compensation; (vii) the number of such employee’s accrued vacation and holiday hours; (viii) a description of the fringe benefits provided to each such individual; and (ix) such employee’s current department or assignment. Seller shall provide an updated Employee List at least three (3) business days prior to Closing and the Employee List shall be complete and accurate in all material respects as of the Closing.

5.11 Hospital Price Transparency. Seller shall cause the Seller Entities, as applicable, to comply with the Hospital Price Transparency requirements set forth in Section 2718 of the Public Health Service Act no later than January 1, 2025.

6. COVENANTS OF BUYER PRIOR TO CLOSING. Between the date of this Agreement and the Closing:

6.1 Governmental Approvals. Buyer shall (i) use reasonable efforts to obtain all governmental approvals (or exemptions therefrom) necessary or required to allow Buyer to perform its obligations under this Agreement; and (ii) assist and cooperate with Seller and its representatives and counsel in obtaining all governmental consents, approvals, and licenses which Seller deems necessary or appropriate and in the preparation of any document or other material which may be required by any governmental agency as a predicate to or as a result of the transactions contemplated herein.

6.2 Antitrust Matters. Buyer shall (a) file at the earliest practicable date and no later than thirty (30) days from the date hereof a Premerger Notification and Report Form as required under the HSR Act, or, in the case of an amendment to the premerger notification rules at 16 C.F.R.

part 800 after signing, as soon as reasonably practicable, (b) promptly submit all additional reports, filings and other documents required or requested of it or its Affiliates by the FTC, the Justice Department, the North Carolina Department of Justice, or any other Government Entity in connection with the transactions contemplated by this Agreement under the Antitrust Laws (c) comply at the earliest practicable date with any request received by Buyer or any of its Affiliates from the FTC, the Justice Department or any such other Government Entity under any applicable Antitrust Laws for additional information concerning the transactions contemplated by this Agreement, (d) cooperate with Seller in connection with any filing under applicable Antitrust Laws with respect to the transactions contemplated by this Agreement and in connection with resolving any investigation or other inquiry concerning such transactions that is commenced by any of the FTC, the Justice Department or any other Government Entity pursuant to any applicable Antitrust Laws, (e) promptly inform Seller of any material communication made to or received by Buyer or any of its Affiliates from the FTC, the Justice Department or any other Government Entity regarding any of the transactions contemplated hereby, (f) use commercially reasonable efforts to obtain all licenses, permits, consents, approvals, exemptions, authorizations or waivers necessary or appropriate under the Antitrust Laws from the FTC, the Justice Department and any other Government Entity in order to avoid or terminate any action or proceeding by any of them with respect to, and to permit the consummation of in the most expeditious manner practicable, the transactions contemplated by this Agreement, and (g) promptly furnish to Seller such information concerning Buyer or its Affiliates as Seller needs to perform its obligations under Section 5.5 of this Agreement. Buyer shall be responsible for paying any required filing fees under the HSR Act. Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall Buyer or any of its Affiliates be required to (i) defend, contest or otherwise resist any administrative or judicial action or order, including any proceeding seeking a temporary restraining order or preliminary injunction, by any Government Entity or private party, challenging any of the transactions contemplated hereunder as violative of any Antitrust Law; or (ii) otherwise take or commit to take any actions that before or after the Closing would limit Buyer’s or any of its Affiliates’ freedom of action with respect to, or ability to retain, one or more of its or its Affiliates’ businesses, product lines, licenses, operations, rights, assets or interests therein other than the Assets.

6.3 Title Commitment and Surveys.

(a) Title Commitment. Within forty-five (45) days after the date hereof, Buyer, at its expense, shall obtain a current title commitment with respect to the Owned Real Property (the “Title Commitment”), issued by Land Services USA, Inc., as agent for First American Title Insurance Company (the “Title Company”), together with legible copies of all exceptions to title referenced therein, sufficient for the issuance of an owner’s policy of title insurance for the Owned Real Property (the “Title Policy”). Buyer shall promptly upon its receipt provide a copy of the Title Commitment and exception documents to Seller.

(b) Surveys. Within forty-five (45) days after the date hereof, Buyer may, at its expense, obtain current as-built ALTA/NSPS surveys of the Owned Real Property (the

“Surveys”) or such portions thereof as Buyer elects. Buyer shall promptly upon its receipt furnish a copy of the Surveys to Seller.

(c) Title Defects and Cure. The Title Commitment and the Surveys (in each case, to the extent obtained by Buyer pursuant to Sections 6.3(a) and (b)) are collectively referred to as “Title Evidence.” Buyer shall notify Seller within ten (10) days after its receipt of the last of the Title Evidence of any liens, claims, encroachments, exceptions or defects disclosed in the Title Evidence which do not constitute Permitted Encumbrances (collectively, “Objections”). Seller, at its sole cost and expense, shall cure the Objections on or before the Closing or Seller may elect to not cure the Objections and shall give written notice to Buyer within ten (10) days of its receipt of Buyer's Objections of its decision, whereupon Buyer may waive such Objections and close or may terminate this Agreement, which election by Buyer shall be made by written notice to Seller within ten (10) days of Buyer’s receipt of Seller’s written notice. If Seller fails to timely give such notice, Seller shall be deemed to have elected not to cure the Objections, whereupon Buyer may waive such Objections and close or may terminate this Agreement, which election by Buyer shall be made by written notice to Seller within twenty (20) days following Seller’s receipt of Buyer’s written notice of the Objections. Upon termination of this Agreement under the terms of this Section 6.3(c), no party to this Agreement shall have any further claims under this Agreement against any other party, except for matters that expressly survive termination of this Agreement. Any matters shown by the Title Evidence to which Buyer does not object or which are waived by Buyer as herein provided shall be deemed to be Permitted Encumbrances. Notwithstanding anything contained in this Section 6.3(c) to the contrary, at the Closing, Seller shall cause all mortgages, deeds of trust, financing statements and other similar liens encumbering the Seller Entities’ fee interest in the Owned Real Property, and arising by, through or under the Seller Entities or any of their Affiliates, to be released (other than liens for Taxes and assessments not yet due and payable and any mechanic's or materialmen's liens relating to the Assumed Liabilities).

(d) Costs. Section 12.9 shall govern which party or parties hereto shall bear the costs and expenses of the Title Commitment, the Title Policy and the Surveys.

(e) Buyer’s Environmental Assessment. Seller shall permit Buyer and its environmental consultants, at Buyer’s sole cost and expense, to conduct such investigations (including investigations known as “Phase I” and “Phase II” environmental assessments) of the environmental conditions of the Owned Real Property or the operation thereat as Buyer, in its reasonable discretion, shall deem necessary or prudent (“Buyer’s Environmental Assessment”) so long as (x) Buyer provides Seller with no less than five (5) business days’ advance written notice of any such Buyer’s Environmental Assessment, (y) Buyer’s Environmental Assessment is conducted by a qualified environmental consulting firm, possessing reasonable levels of insurance, in compliance with all applicable Laws in a manner that minimizes disruption of the operations of the Facilities, and (z) with respect to any Phase II environmental assessment, the environmental consulting firm has determined that there is a recognized environmental condition, and the parties shall have entered into a mutually acceptable right of entry agreement.

6.4 Efforts to Close. Subject to Section 6.2, Buyer shall use its reasonable commercial efforts to satisfy all of the conditions precedent set forth in Section 8 to the extent that Buyer’s action or inaction can control or influence the satisfaction of such conditions, so that the Closing will occur as promptly as practicable.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. Notwithstanding anything herein to the contrary, the obligations of Buyer and the Buyer Entities to consummate the transactions described herein are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by Buyer at the Closing:

7.1 Representations/Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct when made and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all respects on and as of such dates), except to the extent that the failure of any such representations and warranties to be true and correct would not, or would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect. Each and all of the terms, covenants, and conditions of this Agreement to be complied with or performed by Seller on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

7.2 Governmental Approvals. All material consents, authorizations, orders and approvals of (or filings or registrations with) any Government Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made by Buyer when so required, except as for any documents required to be filed, or consents, authorizations, orders or approvals required to be issued, after the Closing Date. Without limiting the foregoing, all filings required to be made and notices to be given pursuant to the HSR Act and all other applicable Antitrust Laws shall have been made and the waiting periods required thereby, if any, shall have expired or terminated.

7.3 Title Policy. At the Closing, the Title Company shall be ready, willing and able to issue a pro forma of the Title Policy (or marked Title Commitment containing no additional exceptions to title to the Owned Real Property) to Buyer. The Title Policy shall be issued, at Buyer’s expense, on an ALTA Form 2006 Owner’s Title Policy in an amount equal to the portion of the Purchase Price being allocated to the Owned Real Property and shall insure to the Buyer Entities fee title to the Owned Real Property subject only to the Permitted Encumbrances and the standard exceptions contained in an owner’s title policy prescribed for use in the State of North Carolina, (i) with the standard exception as to taxes and assessments limited to taxes and assessments for the current and subsequent years, not yet due and payable, (ii) with the standard exception as to facts, rights, interests, or claims which are not shown by the public records deleted, and with the standard exception as to discrepancies, conflicts in boundary lines, shortages in area, encroachments, or other facts which a correct survey would disclose modified to except matters shown on the Surveys (in each case, only to the extent that the Surveys are sufficient for the Title Company to delete and/or modify the same), (iii) with the standard exception as to liens, or any right to liens, for services, labor or materials furnished to the Owned Real Property deleted (other than any such liens or rights relating to Assumed Liabilities), and (iv) with the standard exception for unrecorded leases limited to rights of tenants under recorded or unrecorded leases included in the Contracts.

7.4 Actions/Proceedings. No action or proceeding before a court of competent jurisdiction or other Government Entity of competent jurisdiction shall have been instituted by a Government Entity and be pending that seeks to restrain or prohibit the consummation of the transactions herein contemplated, and no order issued by a court of competent jurisdiction or other Government Entity of competent jurisdiction restraining or other prohibiting the consummation of the transactions herein contemplated shall be in effect.

7.5 No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any event, change or development that has had, or would be reasonably expected to have, a Material Adverse Effect.

7.6 Insolvency. Neither Seller nor any Seller Entity shall (i) be in receivership or dissolution, (ii) have made any assignment for the benefit of creditors, (iii) have admitted in writing its inability to pay its debts as they mature, (iv) have been adjudicated a bankrupt, or (v) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy Law or any other similar Law or statute of the United States or any state, nor shall any such petition have been filed against Seller or any Seller Entity.

7.7 Material Consents. Buyer shall have obtained all consents of third parties (relating to the assignment of Contracts) that are material to the consummation of the transactions contemplated in this Agreement (collectively, the “Material Consents”) as specified in Schedule 7.7. The Material Consents shall be in form and substance reasonably satisfactory to Buyer. Buyer shall cooperate in the assumption of the Contracts.

7.8 Vesting/Recordation. Seller shall have furnished to Buyer, in form and substance reasonably satisfactory to Buyer, assignments or other instruments of transfer necessary or appropriate to transfer to and effectively vest in Buyer all right, title, and interest in and to the Assets, in proper statutory form for recording if such recording is necessary or appropriate.

7.9 Closing Deliveries. Seller shall have delivered to Buyer, in accordance with the terms of this Agreement, all contracts, agreements, instruments, and documents required to be delivered by Seller to Buyer pursuant to Section 2.2.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. Notwithstanding anything herein to the contrary, the obligations of Seller and the Seller Entities to consummate the transactions described herein are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by Seller at the Closing:

8.1 Representations/Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects when made and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all material respects on and as of such dates). Each and all of the terms, covenants, and conditions of this Agreement to be complied with or performed by Buyer on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

8.2 Governmental Approvals. All material consents, authorizations, orders and approvals of (or filings or registrations with) any Government Entity or other party required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made by Seller when so required, except for any documents required to be filed, or consents, authorizations, orders or approvals required to be issued, after the Closing Date. Without limiting the foregoing, all filings required to be made and notices to be given pursuant to the HSR Act and all other applicable Antitrust Laws shall have been made and the waiting periods required thereby, if any, shall have expired or terminated.

8.3 Actions/Proceedings. No action or proceeding before a court of competent jurisdiction or other Government Entity of competent jurisdiction shall have been instituted by a Government Entity and be pending that seeks to restrain or prohibit the consummation of the transactions herein contemplated, and no order issued by a court of competent jurisdiction or other Government Entity of competent jurisdiction restraining or prohibiting the consummation of the transactions herein contemplated shall be in effect.

8.4 Insolvency. Buyer shall not (i) be in receivership or dissolution, (ii) have made any assignment for the benefit of creditors, (iii) have admitted in writing its inability to pay its debts as they mature, (iv) have been adjudicated a bankrupt, or (v) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy Law or any other similar Law or statute of the United States or any state, nor shall any such petition have been filed against Buyer.

8.5 Closing Deliveries. Buyer shall have delivered to Seller, in accordance with the terms of this Agreement, all contracts, agreements, instruments and documents required to be delivered by Buyer to Seller pursuant to Section 2.3.

9. SELLER’S RESTRICTIVE COVENANTS.

Seller hereby covenants that at all times from the Closing Date until the third (3rd) anniversary of the Closing Date, Seller and its Affiliates shall not, directly or indirectly, own, control, operate, lease or manage an acute care hospital or ambulatory or other type of surgery center or any other business or facility that competes with the Facilities within a forty (40) mile radius of the Hospital; provided, however, the foregoing restrictions shall not apply to the activities set forth in Schedule 9. In the event of a breach of this Section 9, Seller recognizes that monetary damages shall be inadequate to compensate Buyer and Buyer shall be entitled, without the posting of a bond or similar security, to an injunction restraining such breach, with the costs (including attorneys’ fees) of securing such injunction to be borne by Seller. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedy available to it for such breach or threatened breach. All parties hereto hereby acknowledge the necessity of such protection and that the nature and scope of such protection has been carefully considered by the parties. Seller further acknowledges and agrees that the covenants and provisions of this Section 9 form part of the consideration under this Agreement and are among the inducements for Buyer entering into and consummating the transactions contemplated herein. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate for agreeing to the restrictions contained in this Section 9. If, however, any court determines that the foregoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.

10. ADDITIONAL AGREEMENTS.

10.1 Allocation of Purchase Price. The Purchase Price shall be allocated among the various classes of Assets in accordance with and as provided by Section 1060 of the Code. Within ninety (90) days of the Closing, Seller shall provide Buyer with a preliminary allocation of the Purchase Price for Buyer’s review and approval. If Seller and Buyer cannot agree, initially, on an allocation, then the matter shall be submitted to the Accounting Firm for final resolution of all allocation matters. The parties agree that any Tax Returns or other Tax information they may file or cause to be filed with any Government Entity shall be prepared and filed consistently with such agreed upon allocation. In this regard, the parties agree that, to the extent required, they will each properly prepare and timely file Form 8594 in accordance with Section 1060 of the Code.

10.2 Termination Prior to Closing. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing: (i) by mutual, written consent of Seller and Buyer; (ii) by Buyer by written notice to Seller if there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant, or agreement made by Seller pursuant to this Agreement such that any of the conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in Section 7 would not then be satisfied were the Closing to otherwise occur, and such breach, inaccuracy or failure is not cured by the earlier of (a) thirty (30) days after Seller is provided written notification of such breach, or such longer period as the parties agree is necessary to cure such items, and (b) the End Date (as defined below); provided, that, Buyer is not then in breach of this Agreement so as to prevent the conditions to Closing set forth in Section 8; (iii) by Seller by written notice to Buyer if there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant, or agreement made by Buyer pursuant to this Agreement such that any of the conditions to the obligations of Seller to consummate the transactions contemplated by this Agreement as set forth in Section 8 would not then be satisfied were the Closing to otherwise occur, and such breach, inaccuracy or failure is not cured by the earlier of (a) thirty (30) days after Buyer is provided written notification of such breach, or such longer period as the parties agree is necessary to cure such items, and (b) the End Date (as defined below); provided, that, Seller is not then in breach of this Agreement so as to prevent the conditions to Closing set forth in Section 7; (iv) by Seller or Buyer if the Closing shall not have taken place on or before 5:00 p.m. central time on June 1, 2025 (the “End Date”) (which date may be extended by mutual agreement of Seller and Buyer), provided that the right to terminate pursuant to this subsection (iv) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date; (v) by either Seller or Buyer at any time prior to Closing in the event that the FTC or Justice Department issues a request for additional information and documentary material pursuant to the HSR Act and 16 C.F.R. §803.20 (“Second Request”) or any Government Entity, including without limitation the FTC, Justice Department, or North Carolina Department of Justice, issues a subpoena, civil investigative demand or similar document requesting materials and information similar to that customarily found in a Second Request; (vi) by either Seller or Buyer pursuant to Section 12.1 hereof; (vii) by Buyer pursuant to Section 6.3(c) or Section 12.24; or (viii) by either Seller or Buyer in the event that any Government Entity shall have issued a governmental order restraining or enjoining the transactions contemplated by this Agreement, and such governmental order shall have become final and non-appealable. In the event of the termination of this Agreement, written notice thereof shall be given to the other party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of any party; provided that (a) any obligations which by their terms survive any termination of this Agreement, including the obligations of the parties contained in Section 12.10 hereof, shall survive any such termination and (b) nothing herein shall relieve any party from any liability for any willful, material breach of any provision hereof that occurs prior to the effective date of termination.

10.3 Post-Closing Access to Information. Seller and Buyer acknowledge that subsequent to Closing each party may need access to information or documents in the control or possession of the other party for the purposes of concluding the transactions herein contemplated, the Buyer Entities’ operation of the Facilities, audits, compliance with governmental requirements and regulations, and the prosecution or defense of third party claims. Accordingly, Seller and Buyer agree that for a period of seven (7) years after Closing each will, unless prohibited by Law or regulation, or is reasonably likely to result in a loss of any attorney-client or attorney work product privilege, make reasonably available to the other’s agents, independent auditors, counsel, and/or governmental agencies upon written request and at the expense of the requesting party such documents and information as may be available relating to the Assets for periods prior and subsequent to Closing to the extent necessary to facilitate concluding the transactions herein contemplated, the Buyer Entities’ operation of the Facilities, audits, compliance with governmental requirements and regulations, and the prosecution or defense of claims. Seller and Buyer shall cause their respective Affiliates to retain their books and records for the periods specified in their respective document retention policies. All reasonable documented out-of-pocket expenses associated with the delivery of the requested documents shall be promptly paid by a requesting party to the other party.

10.4 Preservation and Access to Records After the Closing. After the Closing, Buyer shall cause the Buyer Entities to, in the ordinary course of business and as required by Law, retain all medical and other records of the Facilities existing as of the Closing, and which constitute a part of the Assets delivered to the Buyer Entities at the Closing for the period of time required by applicable Law. For purposes of this Agreement, the term “records” includes all documents, electronic data and other compilations of information in any form. Buyer acknowledges that as a result of entering into this Agreement and operating the Facilities the Buyer Entities will gain access to patient and other information which is subject to rules and regulations regarding confidentiality. Buyer agrees to cause the Buyer Entities to abide by any such rules and regulations relating to the confidential information the Buyer Entities acquire. Buyer agrees to cause the Buyer Entities to maintain the patient and personnel records delivered to the Buyer Entities at the Closing at the Facilities after Closing in accordance with applicable Law (including, if applicable, Section 1861(v)(i)(I) of the Social Security Act (42 U.S.C. § 1395(v)(l)(i))), the privacy requirements of HIPAA and applicable state requirements with respect to medical privacy, and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient and personnel records generated at the Facilities after the Closing. Upon reasonable notice, during normal business hours, at the sole cost and expense of Seller and upon the applicable Buyer Entity’s receipt of any legally required consents and authorizations, such Buyer Entity will afford to the representatives of Seller access to, and copies of, the patient records or portions thereof transferred to the Buyer Entities at the Closing (including, without limitation, access to patient records in respect of patients treated by the Seller Entities at the Facilities). Upon reasonable notice, during normal business hours and at the sole cost and expense of Seller, the Buyer Entities shall also make their officers and employees available to Seller at reasonable times and places after the Closing. Seller shall not request access to any information which Seller is not entitled to receive from Buyer in accordance with applicable Law and any access to the Facilities, their records or the applicable Buyer Entity’s personnel granted to Seller in this Agreement shall be upon the condition that any such access shall not materially interfere with the business operations of any Buyer Entity and is permitted in accordance with applicable Law.

10.5 Tax Effect. None of the parties (nor such parties’ counsel or accountants) has made or is making any representations to any other party (nor such party’s counsel or accountants) concerning any of the Tax effects of the transactions provided for in this Agreement as each party hereto represents that each has obtained, or may obtain, independent Tax advice with respect thereto and upon which it, if so obtained, has solely relied.

10.6 Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) the documents delivered at the Closing, and (c) financial statements, certificates and other information previously or hereafter furnished to Seller or to Buyer may, subject to the provisions of Section 12.10 hereof, be reproduced by Seller and by Buyer by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and Seller and Buyer may destroy any original documents so reproduced. Seller and Buyer agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Seller or Buyer in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

10.7 Cooperation on Tax Matters. Following the Closing, the parties shall cooperate reasonably with each other and shall make available to the other, as reasonably requested and at the expense of the requesting party, and to any Tax authority, all information, records or documents relating to Tax liabilities or potential Tax liabilities of Seller for all Tax periods on or prior to the Closing and any information which may be relevant to determining the amount payable under this Agreement, and shall preserve all such information, records and documents (to the extent a part of the Assets delivered to the Buyer Entities at the Closing) at least until the expiration of any applicable statute of limitations or extensions thereof.

10.8 Cost Reports. Seller, at its expense, shall prepare and timely file all terminating and other cost reports required or permitted by Law to be filed under the Medicare and Medicaid or other third party payor programs and the State Health Agency for periods ending on or prior to the Effective Time, or as a result of the consummation of the transactions described herein (“Seller Cost Reports”). In addition, Buyer shall assist Seller in providing certain information needed by Seller when preparing the terminating cost report, including but not limited to completion of Seller’s standard hospital data collection template, invoice and general ledger analysis, and other documentation historically prepared by the Hospital for cost reporting purposes. If requested by the Seller Entities, the applicable Buyer Entity shall include the applicable Seller Entity’s Medicare bad debts that are returned from collection agencies subsequent to the Closing Date on the applicable Buyer Entity’s cost report for the respective period to which the Medicare bad debt relates. The Seller Entity shall provide detailed supporting information, as required by Medicare regulations, for the Medicare bad debt account amounts to be included on the Buyer Entity’s Medicare cost report. The applicable Buyer Entity shall forward to Seller any and all correspondence relating to the Seller Cost Reports within five (5) business days after receipt by such Buyer Entity. The applicable Buyer Entity shall remit any receipts of funds relating to the Seller Cost Reports promptly after receipt by such Buyer Entity and shall forward to Seller any demand for payments within five (5) business days after receipt by such Buyer Entity. Notwithstanding anything to the contrary in this Agreement, Seller shall retain all rights to the Seller Cost Reports including any amounts receivable or payable in respect of such reports or reserves relating to such reports and all liabilities relating thereto. Such rights shall include the right to appeal any Medicare or Medicaid determinations relating to the Seller Cost Reports. Seller shall retain the originals of the Seller Cost Reports, correspondence, work papers and other documents relating to the Seller Cost Reports. Seller will furnish copies of such cost reports to any Buyer Entity upon request.

10.9 Misdirected Payments, Etc. Seller and Buyer covenant and agree to remit, with reasonable promptness (within five (5) business days after receipt) to the other any payments received, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the other. In addition, and without limitation, in the event of a determination by any governmental or third-party payor that payments to the Seller or the Facilities resulted in an overpayment or other determination that funds previously paid by any program or plan to the Seller or the Facilities must be repaid, Seller shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered prior to the Effective Time and Buyer shall be responsible for repayment of said monies

(or defense of such actions) if such overpayment or other repayment determination was for services rendered after the Effective Time. In the event that, following Closing, Buyer or any Buyer Entity suffers any offsets against reimbursement under any third-party payor or reimbursement programs due to Buyer or any Buyer Entity, relating to amounts owing under any such programs by Seller or any of its Affiliates, Seller shall within five (5) business days after notice from Buyer or any Buyer Entity pay to Buyer or such Buyer Entity the amounts so billed or offset.

10.10 Employee Matters.

(a) As of the Effective Time, Seller shall cause the Seller Entities to terminate all of the employees at the Facilities, and Buyer shall cause the Buyer Entities to offer or cause to be offered employment (subject to Buyer’s standard employment screening and background checks and other Buyer hiring requirements for each such job position) to all active employees of the Seller Entities (including any employees who are on statutory family or medical leave, military leave, short-term disability, or other short-term leave of up to 90 days but excluding any employees on a leave of absence of indefinite duration or longer than 90 days) who are in good standing immediately prior to the Effective Time in positions and at salary or base wage levels generally consistent with those provided by the Seller Entities immediately prior to the Effective Time. Nothing herein shall be deemed to affect or limit in any way normal management prerogatives of the Buyer Entities with respect to employees or to create or grant to any such employees third party beneficiary rights or claims of any nature. Buyer or Buyer Entity, as applicable, shall use commercially reasonable efforts to seek approval that such employees who accept such offers and commence employment with a Buyer Entity (together, the “Buyer Employees”) shall be credited with employment service with the Seller Entities for purposes of eligibility and vesting purposes to the same extent as any such employee was entitled, before the Closing, to credit for such service under any Benefit Plan that is similar to a Buyer Plan (as defined below), as determined by Buyer, in which such employee participated or was eligible to participate immediately prior to the Closing (but not for purposes of benefit accrual or to duplicate any benefit) under Buyer’s or the Buyer Entities’ employee benefit plans or programs (the “Buyer Plans”), unless such service credit is not allowed pursuant to the express terms of any insurance policy (or policies) used to fund the benefits provided under such Buyer Plans, in which case such service credit will not be allowed just for such insured plan(s). In advance of the Closing, Seller shall provide to Buyer in a form acceptable to Buyer such information as is necessary for Buyer or the Buyer Entities to determine the appropriate amount of employment service to credit to each of the Buyer Employees. Notwithstanding anything contained herein to the contrary, this Section 10.10(a) shall not apply to any physician, nurse practitioner, or physician assistant employee of any Seller Entity who has entered into an employment agreement with any Seller Entity, and such persons shall not be deemed to be Buyer Employees.

(b) Notwithstanding anything contained herein to the contrary, the compensation and benefits of any physician employee of any Seller Entity who becomes an employee of Buyer or an Affiliate of Buyer at or immediately following Closing shall be substantially similar to the compensation and benefits in the applicable employment agreement provided by Seller to Buyer with respect to such physician prior to Closing; provided, however, that any compensation paid by Buyer or an Affiliate of Buyer to such physician employee shall, at all times, be subject to Buyer’s determination that such compensation and benefits are commercially reasonable and consistent with fair market value. Nothing herein shall preclude Buyer or an Affiliate of Buyer from adjusting compensation as necessary in accordance with such determination at any time.

(c) Buyer shall cause the Buyer Entities to offer or cause to be offered enrollment in the appropriate Buyer Plan that is a group health plan to any Buyer Employee together with the eligible dependents of such Buyer Employee.

(d) Within the period of ninety (90) days prior to the Closing, the Seller Entities shall not violate the WARN Act, 29 U.S.C. §2101 et seq. and/or the regulations thereunder. With respect to terminations of employees prior to the Closing, the Seller Entities shall be responsible for any legally required notifications. With respect to terminations of employees following the Closing, the Buyer Entities shall be responsible for any legally required notifications.

(e) This Section 10.10 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement. Nothing contained in this Section 10.10 or any other provision of this Agreement, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, including any Benefit Plan or Buyer Plan; (ii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time, or any right to a particular term or condition of employment; or (iii) is intended to confer upon any person (including, for the avoidance of doubt, any current or former employee, director, officer or other service provider or any participant in a Benefit Plan, Buyer Plan or other plan, policy, program, agreement or arrangement providing benefits or compensation) any right as a third-party beneficiary of this Agreement.

10.11 Use of Controlled Substance Permits. To the extent permitted by applicable Law, each applicable Buyer Entity shall have the right, for a period not to exceed one hundred eighty (180) days following the Closing Date, to operate under the licenses and registrations of the corresponding Seller Entities relating to controlled substances and the operations of pharmacies and laboratories, until such Buyer Entity is able to obtain such licenses and registrations for itself. In furtherance thereof, the Seller Entities shall execute and deliver to the corresponding Buyer Entities at or prior to the Closing limited powers of attorney substantially in the form of Exhibit B hereto. Buyer shall cause the Buyer Entities to apply for all such licenses and permits as soon as reasonably possible before and after the Closing and shall diligently pursue such applications.

10.12 Medical Staff Bylaws. As a result of the acquisition of the Assets by the Buyer Entities, without the consent of the medical executive committee, there will be no change or modification to the current staff appointments or privileges for Medical Staff Members; provided, however, the foregoing will not limit the ability of Buyer to grant, withhold or suspend medical staff appointments or clinical privileges in accordance with the terms and provisions of the medical staff bylaws then in effect after the Effective Time. On and after the Effective Time, the Hospital’s medical staff will be subject to the Hospital’s medical staff bylaws then in effect. The applicable Buyer Entity shall adopt the current medical staff bylaws of the Hospital as the medical staff bylaws of the Hospital following the Closing, except to the extent that any modifications thereof are required to comply with accreditation standards or legal or regulatory requirements, and except to the extent that modifications thereto may be proposed by the medical staff and agreed to by such Buyer Entity. Nothing herein shall prohibit the amendment of the Hospital’s medical staff bylaws following the Closing Date to meet any Buyer medical staff standards or to synchronize the Hospital’s medical staff bylaws with the medical staff bylaws of other hospitals owned by Buyer or its Affiliates in accordance with the same process that applies to such other hospitals.

10.13 Information Services Agreement. At the Closing, an Affiliate of Seller and Buyer will enter into the Information Services Agreement substantially in the form attached hereto as Exhibit C.

10.14 Transition Services Agreement. At the Closing, an Affiliate of Seller and Buyer will enter into the Transition Services Agreement substantially in the form attached hereto as Exhibit D.

10.15 Billing and Collection Agreement. At the Closing, an Affiliate of Seller and Buyer will enter into the Billing and Collection Agreement substantially in the form attached hereto as Exhibit E.

10.16 License Agreement. At the Closing, Seller and Buyer will enter into the License Agreement substantially in the form attached hereto as Exhibit F.

10.17 Trademark Assignment Agreement. Prior to or at Closing, Seller shall deliver to Buyer the Trademark Assignment Agreement fully executed by CHSPSC, LLC and a Seller Entity designated by Seller effectuating the assignment of North Carolina registered trademarks LAKE NORMAN REGIONAL MEDICAL CENTER (N.C. Reg. No. 007393) and LAKE NORMAN REGIONAL MEDICAL CENTER with Design (N.C. Reg. No. 024268) from CHSPSC, LLC to such Seller Entity, including copies of the State of North Carolina Assignment of Registration of Trademark or Service Mark filed with the State of North Carolina for each trademark identified in this Section 10.17.

10.18 Access to Records Including as to Recovery and Audit Information. If any entity, governmental agency or person makes a claim, inquiry or request to any Buyer Entity or Seller Entity relating to the Seller Entities’ operation of the Facilities prior to the Effective Time (including but not limited to a notice to any Buyer Entity or Seller Entity from a person responsible for retroactive payment denials, including recovery audit contractors) giving notice of their intent to review the Seller Entities’ claims with respect to the operation of the Hospital prior to the Effective Time, or otherwise seeks information pertaining to the Seller Entities, the Buyer Entities shall: (i) comply with all requests from such entity or person in a timely manner; (ii) comply with all other applicable Laws and regulations; (iii) forward to the Seller Entities all communications and/or documents sent to such person or entity or received from such person or entity within five (5) business days of the Buyer Entities’ delivery or receipt of such communications and/or documents and (iv) provide the Seller Entities and their agents and attorneys upon reasonable request with reasonable access to records, information and personnel necessary for any appeal or challenge regarding any retroactive payment denials (with the understanding that the Seller Entities shall be solely responsible for handling any appeals).

10.19 Continuation of Insurance. For a period of at least ten (10) years following the Closing, the Seller Entities shall maintain in effect insurance on all claims-made professional and general liability insurance policies of the Facilities (including employed physicians and advanced practice providers) for claims related to the period of the Seller Entities’ ownership and operation of the Facilities (including employed physicians and advanced practice providers). The insurance shall have coverage levels equal to the coverage maintained by Seller for other comparable healthcare facilities operated by Seller (including employed physicians and advanced practice providers). If such insurance is canceled or terminated during such ten (10) year period, the Seller Entities shall purchase tail insurance with a successor indemnification endorsement in favor of the Buyer Entities, in an amount with coverage equal to at least $1,000,000 per claim or occurrence and $3,000,000 in the annual aggregate.

10.20 Quality Reporting. The Seller Entities shall submit all quality data required under the HQI Program to CMS or its agent, and all quality data required under ORYX to The Joint Commission, for any calendar quarter with reporting deadlines between the date of this Agreement and the Closing Date. If a calendar quarter ends prior to the Closing Date, but the reporting deadline for such quarter ends after the Closing Date, the Seller Entities shall prepare and submit the quality data for the Facilities required under the HQI Program and ORYX in accordance with applicable filing deadlines and in the form and manner required by CMS and The Joint Commission, respectively, or, at the sole option to Buyer, the Seller Entities shall transmit such quality data to Buyer in a form mutually agreeable to Buyer and Seller or allow Buyer access to such data, to enable the Buyer Entities to submit quality data for the Facilities required under the HQI Program and ORYX for such quarter. If the Closing Date falls between the first and last day of a calendar quarter, the Seller Entities shall cooperate with Buyer to ensure that all quality data required to be submitted for the Facilities under the HQI Program and ORYX for the portion of the quarter during which Seller owned the Facilities can be aggregated with the quality data for the portion of the quarter during which Buyer owned the Facilities, to enable the Buyer Entities and/or the Seller Entities to submit quality data for the Facilities required under the HQI Program and ORYX in accordance with applicable filing deadlines and in the form and manner required by CMS and The Joint Commission, respectively.

10.21 Telephone Access. The parties shall take all steps necessary to transition over to Buyer or an Affiliate all local and long distance telephone services at the Facilities as of the Closing Date.

10.22 Guaranties. To the extent that Seller or any of its Affiliates have guaranteed the obligations of any Seller Entity under any of the Contracts (a “Seller Guaranty”), then at the request of Seller, Buyer shall use commercially reasonable efforts to cooperate with Seller to have Seller or its Affiliates, as applicable, released as guarantor. If required to obtain a release from a Seller Guaranty, Buyer shall execute a guaranty in the form of the existing Seller Guaranty, or such other form as may be agreed to by Buyer and the beneficiary of such guaranty. If Buyer is unable to obtain a release for any Seller Guaranty as set forth in this Section 10.22, Buyer (i) shall indemnify and hold harmless Seller and its Affiliates against any liabilities arising from or relating thereto as if the obligations accruing from and after the Effective Time under such Seller Guaranty were Assumed Liabilities, and (ii) agrees not to amend, modify, supplement, extend (or renew or allow the applicable Buyer Entity to amend, modify, supplement, extend or renew) the underlying Contract in any manner that would reasonably be expected to materially increase the obligations of Seller or its affiliates, as applicable, under the Seller Guaranty, without the prior written consent of Seller.

10.23 Excluded Marks. Prior to the Closing, Seller shall (i) remove, destroy, or strike over all Excluded Marks from the labeling, stationary, forms, supplies, displays, advertising and promotional materials, manuals and other materials that bear any Excluded Marks and (ii) remove all Excluded Marks from all assets, websites, emails and other online materials and from all signage and other displays.

11. INDEMNIFICATION.

11.1 Indemnification by Buyer. Subject to the limitations set forth in Section 11.3 hereof, Buyer shall defend, indemnify and hold harmless Seller and its Affiliates, and its and their respective officers, directors, employees, agents or independent contractors (collectively, “Seller Indemnified Parties”), from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs and costs of appeal) and expenses (including, without limitation, reasonable attorneys’ fees and fees of expert consultants and witnesses) (each, a “Loss” or collectively, the “Losses”) that such Seller Indemnified Party incurs as a result of, or with respect to (i) any misrepresentation or breach of representation or warranty by Buyer under this Agreement, (ii) any breach by Buyer of, or any failure by Buyer or any Buyer Entity to perform, any covenant or agreement of, or required to be performed by, Buyer or any Buyer Entity under this Agreement, (iii) any of the Assumed Liabilities, (iv) any claim made by a third party with respect to the operation of the Facilities by the Buyer Entities following the Effective Time, or (v) any fraud on the part of Buyer or any Buyer Entity.

11.2 Indemnification by Seller. Subject to the limitations set forth in Section 11.3 hereof, Seller shall defend, indemnify and hold harmless Buyer and its Affiliates, and its and their respective officers, directors, employees, agents, or independent contractors (collectively, “Buyer Indemnified Parties”), from and against any and all Losses that such Buyer Indemnified Party incurs as a result of, or with respect to (i) any misrepresentation or breach of representation or warranty by Seller under this Agreement, (ii) any breach by Seller of, or any failure by Seller or any Seller Entity to perform, any covenant or agreement of, or required to be performed by, Seller or any Seller Entity under this Agreement, (iii) any of the Excluded Liabilities, (iv) any claim made by a third party with respect to the operation of the Facilities by Seller or the Seller Entities prior to the Effective Time, (v) any violation of Law by the Seller Entities, including but not limited to violations of federal or state Laws regulating fraud such as the federal Anti-Kickback Statute, the Stark Law, and the False Claims Act, in connection with which Buyer or its Affiliates incurs any Losses as a result of Buyer’s assumption of any Seller Entity’s provider number or agreements,

(vi) any fraud on the part of Seller or any Seller Entity, or (vii) the matters set forth on Schedule 11.2.

11.3 Limitations. Buyer and Seller shall be liable under Section 11.1(i) or Section 11.2(i) (i.e., for misrepresentations and breaches of warranties), as applicable, only when total indemnification claims exceed One Million Five Hundred Thousand Dollars ($1,500,000) (the “Basket Amount”), after which Buyer or Seller, as applicable, shall be liable only for the amount in excess of the Basket Amount. No party shall be liable for any indemnification pursuant to Section 11.1(i) or Section 11.2(i), as applicable, for any claims for misrepresentations and breaches of warranty in the event the parties fail to consummate the transactions described herein pursuant to Section 7.1 or Section 8.1, as applicable, or which are based upon misrepresentations and breaches of warranty which have been waived pursuant to the initial paragraph of Section 7 or Section 8, as applicable. The liability of Buyer and Seller for indemnification under Section 11.1(i) or Section 11.2(i), respectively, shall be limited to an amount equal to 25% of the Purchase Price (the “Non-Fundamental Cap”). Notwithstanding the foregoing provisions of this Section 11.3, neither the Basket Amount nor the Non-Fundamental Cap shall apply to claims arising under Section 11.1(i) or Section 11.2(i) and as a result of or with respect to (i) breach of the Fundamental Representations, or (ii) intentional misrepresentation or fraud by the indemnifying party; provided, however, that indemnification for breaches of the Fundamental Representations shall not exceed the Purchase Price. For the avoidance of doubt, the limitations on liability set forth in this Section 11.3 shall not apply to claims pursuant to Sections 11.1(ii)-(v) or Sections 11.2(ii)-(vii).

11.4 Notice and Control of Litigation. If any claim or liability is asserted in writing by a third party against a party entitled to indemnification under this Section 11 (the “Indemnified Party”) which would give rise to a claim under this Section 11, the Indemnified Party shall notify the person giving the indemnity (the “Indemnifying Party”) in writing of the same within fifteen (15) days of receipt of such written assertion of a claim or liability. The Indemnifying Party shall have the right to defend a claim and control the defense, settlement, and prosecution of any litigation. If the Indemnifying Party, within ten (10) days after receipt of such written notice of such claim, fails to agree to defend such claim, the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise, or settlement of such claim on behalf of and for the account and at the risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise, or final determination thereof. Anything in this Section 11.4 notwithstanding, (i) in the event that a proposed settlement requires the Indemnified Party to admit any wrongdoing or take or refrain from taking any action, then the proposed settlement shall not be entered into unless it is reasonably acceptable to both the Indemnifying Party and the Indemnified Party, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party of a release from all liability in respect of such claim. The foregoing rights and agreements shall be limited to the extent of any requirement of any third-party insurer or indemnitor. All parties agree to cooperate fully as necessary in the defense of such matters. Should the Indemnified Party fail to notify the Indemnifying Party in the time required above and the Indemnifying Party is materially prejudiced by such delay, the indemnity with respect to the subject matter of the required notice shall be limited to the damages that would have resulted absent the Indemnified Party’s failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

11.5 Notice of Claim. If an Indemnified Party becomes aware of any breach of the representations or warranties of the Indemnifying Party hereunder or any other basis for indemnification under this Section 11 (except as otherwise provided for under Section 12.3), the Indemnified Party shall notify the Indemnifying Party in writing of the same within thirty (30) days after becoming aware of such breach or claim, specifying in detail the circumstances and facts which give rise to a claim under this Section 11. Should the Indemnified Party fail to notify the Indemnifying Party within the time frame required above, the indemnity with respect to the subject matter of the required notice shall be limited to the damages that would have nonetheless resulted absent the Indemnified Party’s failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

11.6 Mitigation. The Indemnified Party shall take all reasonable steps to mitigate all liabilities and claims, including availing itself as reasonably requested by the Indemnifying Party of any defenses, limitations, rights of contribution, claims against third parties (other than the Indemnified Party’s insurance carriers) and other rights at Law, and shall provide such evidence and documentation of the nature and extent of any liability as may be reasonably requested by the Indemnifying Party. The amount of any indemnification hereunder shall be reduced or reimbursed, as the case may be, by any amount received by the Indemnified Party from any other party alleged to be responsible therefor. The Indemnified Party shall use reasonable efforts to collect any amounts available from such other party alleged to have responsibility. If the Indemnified Party receives an amount from such other party subsequent to an indemnification provided by the Indemnifying Party pursuant to this Section 11, the Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party. Each party shall act in a commercially reasonable manner in addressing any liabilities that may provide the basis for an indemnifiable claim (that is, each party shall respond to such liability in the same manner that it would respond to such liability in the absence of the indemnification provided for in this Agreement). Any request for indemnification of specific costs shall include invoices and supporting documents containing reasonably detailed information about the costs or damages for which indemnification is being sought.

11.7 Survival. All of the representations, warranties, covenants, and agreements made by the parties in this Agreement or pursuant hereto in any certificate, instrument, or document shall survive the consummation of the transactions described herein, and may be fully and completely relied upon by Seller and Buyer, as the case may be, notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them, and shall not be deemed merged into any instruments or agreements delivered at the Closing or thereafter. The representations and warranties contained in or made in Sections 3.1, 3.2, 3.3, 4.1, 4.2 and 4.3 (collectively, the “Fundamental Representations”) shall survive the Closing indefinitely and the representations and warranties contained in Sections 3.7, 3.8, 3.14 and 3.27(a) and (c) shall survive for a period of four (4) years after the Closing; all other representations and warranties made pursuant to this Agreement shall survive the Closing for a period of two (2) years following the Closing Date (the “Survival Period”).

11.8 Exclusive Remedy. Other than claims for fraud or intentional misconduct, the sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation and warranty made by Seller or Buyer shall be the remedies provided by this Section 11.

12. MISCELLANEOUS.

12.1 Schedules and Exhibits. Each Schedule and Exhibit to this Agreement shall be considered a part hereof as if set forth herein in full. From the date hereof until the Closing Date, Seller or Buyer may update their Schedules, subject to the other party’s approval rights described below. If a party, after having a period of ten (10) business days to review any modification or amendment to a Schedule proposed by another party, determines in its reasonable discretion that it should not consummate the transactions contemplated by this Agreement because the modification or amendment to such Schedule discloses facts or circumstances having a Material Adverse Effect not disclosed in the original Schedules, then such party may terminate this Agreement on or before the Closing by giving a written notice to the other party (a “Termination Notice”), whereupon the other party shall be entitled, for a period of ten (10) business days after its receipt of the Termination Notice, to cure the matter that has triggered such Termination Notice. If Buyer fails to provide such Termination Notice, such supplemental disclosure shall be, unless otherwise specified by Buyer in writing, automatically incorporated and made part of Schedule 11.2 hereto. Notwithstanding anything contained herein to the contrary, the inclusion of new or different information on a Schedule after the date of this Agreement shall not prejudice or otherwise affect a party’s right to seek relief for the other party’s breach of a representation or warranty or affect the party’s right to indemnification under Section 11. 1 or Section 11.2 (based upon the Schedule as of the date of this Agreement without taking into account any modification, update or amendment).

12.2 Additional Assurances. The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of a party, the other party or parties shall execute such additional instruments and take such additional actions as are consistent with this Agreement and are necessary or convenient to consummate the transactions contemplated hereby, with each party bearing its own costs and expenses incurred by such party related thereto. In addition and from time to time after the Closing, Seller and the Seller Entities shall execute and deliver such other instruments of conveyance and transfer, and take such other actions as Buyer reasonably may request, more effectively to convey and transfer full right, title, and interest to, vest in, and place the Buyer Entities in legal and actual possession of, any and all of the Facilities and the Assets in a manner consistent with this Agreement with each party bearing its own costs and expenses associated therewith.

12.3 Consented Assignment. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, right, contract, license, lease, commitment, sales order, or purchase order if an attempted assignment thereof without the consent of the other party thereto would constitute a breach thereof or in any material way affect the rights of Seller thereunder, unless such consent is obtained.

12.4 Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by a party, or whenever a party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.

12.5 Legal Fees and Costs. In the event a party elects to incur legal expenses to enforce or interpret any provision of this Agreement by judicial proceedings, the prevailing party will be entitled to recover such legal expenses, including, without limitation, reasonable attorneys’ fees, costs, and necessary disbursements at all court levels, in addition to any other relief to which such party shall be entitled.

12.6 Choice of Law. The parties agree that this Agreement shall be governed by and construed in accordance with the Laws of the State of North Carolina, without regard to conflict of laws principles.

12.7 Benefit/Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, and assigns. No party may assign this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that any party may, without the prior written consent of the other parties, assign its rights and delegate its duties hereunder to one or more Affiliates provided that the assigning party must remain liable for all of its obligations hereunder.

12.8 No Brokerage. Buyer and Seller each represent and warrant to the other that it has not engaged a broker in connection with the transactions described herein. Each party agrees to be solely liable for and obligated to satisfy and discharge all loss, cost, damage, or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such party.

12.9 Cost of Transaction. Whether or not the transactions contemplated hereby shall be consummated, the parties agree as follows: (i) Seller shall pay the fees, expenses, and disbursements of Seller and its agents, representatives, accountants, and legal counsel incurred in connection with the subject matter hereof and any amendments hereto; (ii) Buyer shall pay the fees, expenses, and disbursements of Buyer and its agents, representatives, accountants and legal counsel incurred in connection with the subject matter hereof and any amendments hereto; (iii) Buyer shall pay for all premiums, fees and costs associated with the Title Commitment, the Title Policy, the Surveys, and any filing fees required to obtain approvals or waivers under the HSR Act, any environmental engineering reports, licensure application fees, recording fees, and mechanical, structural, electrical and roofing engineering costs; and (iv) Seller and Buyer shall each pay one-half of any real estate transfer or excise taxes in connection with the transfer of the Owned Real Property.

12.10 Confidentiality.

(a) It is understood by the parties hereto that the information, documents, and instruments delivered to Buyer by Seller and its agents and the information, documents, and instruments delivered to Seller by Buyer and its agents are of a confidential and proprietary nature. Each of the parties hereto agrees that prior to the Closing it will maintain the confidentiality of all such confidential information, documents, or instruments delivered to it by each of the other parties hereto or their agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions, and covenants hereof and will only disclose such information, documents, and instruments to its duly authorized officers, members, directors, representatives, and agents (including consultants, attorneys, and accountants of each party) and applicable governmental authorities in connection with any required notification or application for approval or exemption therefrom. Each of the parties hereto further agrees that if the transactions contemplated hereby are not consummated, it will return all such documents and instruments and all copies thereof in its possession, including, but not limited to, any PHI and any personally identifiable information and/or any confidential, proprietary or otherwise sensitive information subject to Privacy and Security Requirements, to the other parties to this Agreement.

(b) Seller acknowledges that the success of transactions contemplated under this Agreement after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by Seller or its Affiliates, agents and representatives, that the preservation of the confidentiality of such information by the Seller is an essential premise of the bargain between Seller and Buyer, and that Buyer would be unwilling to enter into this Agreement in the absence of this Section 12.10. Accordingly, Seller hereby agrees that Seller will not, and Seller will cause its Affiliates, agents and representatives not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Buyer, disclose or use any confidential or proprietary information involving or relating to the Assets, the Facilities or the operations thereof; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); and provided, further, that the provisions of this Section 12.10 will not prohibit any retention of copies of records or disclosure (a) required by any applicable legal requirement so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same or (b) made in connection with the enforcement of any right or remedy relating to this Agreement.

(c) Each of the parties hereto recognizes that any breach of this Section 12.10 would result in irreparable harm to the other party to this Agreement and its Affiliates (as defined in Section 12.17 below) and that therefore either Seller or Buyer shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash, or otherwise, in addition to all of its other legal and equitable remedies. Nothing in this Section 12.10, however, shall prohibit the use of such confidential information, documents, or information for such governmental filings as in the opinion of Seller’s counsel or Buyer’s counsel are required by Law or governmental regulations or are otherwise required to be disclosed pursuant to applicable state Law.

12.11 Public Announcements. Seller and Buyer mutually agree that no party hereto shall release, publish, or otherwise make available to the public in any manner whatsoever any information or announcement regarding the transactions herein contemplated without the prior written consent of Seller and Buyer, except for information and filings reasonably necessary to be directed to any Government Entity to fully and lawfully effect the transactions herein contemplated or required in connection with securities and other Laws. Nothing contained in this Agreement will limit Seller or its Affiliates from making any disclosures regarding the transactions contemplated by this Agreement or filing any agreements that they deem necessary or advisable to be made in any filings with the Securities and Exchange Commission or in connection with any future securities offerings of Seller or its Affiliates.

12.12 Waiver of Breach. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or any other provision hereof. Any waiver of a breach or violation of any provision of this Agreement must be in writing and signed by the party waiving such breach or violation to be effective.

12.13 Notice. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by receipted overnight delivery, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

Seller: CHS/Community Health Systems, Inc.
4000 Meridian Boulevard
Franklin, TN 37067
Attn: Executive Vice President, Operations & Development

With a simultaneous copy to:

CHSPSC, LLC
4000 Meridian Boulevard
Franklin, TN 37067
Attn: General Counsel

Buyer: Duke University Health System, Inc.
40 Medicine Circle (DUMC 3701)
Durham, NC 27710
Attn: Chief Executive Officer

With a simultaneous copy to:

Duke University Health System, Inc.
310 Blackwell Street

4th Floor, Box 104124
Durham, NC 27710
Attn: Deputy General Counsel

or to such other address, and to the attention of such other person or officer as any party may designate, with copies thereof to the respective counsel thereof as notified by such party.

12.14 Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity of the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

12.15 Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

12.16 Divisions and Headings. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

12.17 Affiliates. As used in this Agreement, the term “Affiliate” means, as to the entity in question, any person or entity that directly or indirectly controls, is controlled by or is under common control with, the entity in question and the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity whether through ownership of voting securities, by contract or otherwise.

12.18 Material Adverse Effect. As used in this Agreement, the term “Material Adverse Effect” means an event, change or circumstance which, individually or together with any other event, change or circumstance, would reasonably be expected to have a material adverse effect on the business (but not the prospects), financial condition, or results of operations of the Facilities, taken as a whole. Notwithstanding anything to the contrary contained in this Agreement, none of the following occurring after the date hereof shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred: (a) changes or proposed changes to any Law, reimbursement rates or policies of any Government Entity that are generally applicable to Hospital or health care facilities; (b) changes or proposed changes in requirements, reimbursement rates, policies or procedures of third party payors or accreditation commissions or organizations that are generally applicable to Hospital or health care facilities; (c) any changes or any proposed changes in GAAP after the date of this Agreement; (d) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions; (e) changes resulting from the public announcement of this Agreement or the pendency of the transactions contemplated hereby (including, without limitation, changes in private payor agreements or policies and their effects and the departure of employees), or Buyer being the proposed purchaser of the Assets; (f) the effect of physicians or payors moving proposed medical procedures from the Facilities to facilities not owned by the Seller Entities (including, without limitation, facilities owned or operated by Buyer or its Affiliates); (g) compliance with the terms of, or the taking of any action required, by this Agreement or consented to by Buyer; or (h) any failure in and of itself to meet internal or published projections, estimates or forecasts of revenues, earnings, cash flow, or other measures of financial or operating performance for any period.

12.19 Jurisdiction. The parties agree that jurisdiction and venue in any proceeding brought by any party in connection with this Agreement, any other transaction document or the transactions, or the performance of the obligations imposed hereunder or thereunder (each, an “Action”) shall properly and exclusively lie in the North Carolina General Court of Justice; provided, however, that the parties agree and consent to designate any such Action as a complex business case to be assigned to a special superior court judge of the North Carolina Business Court to the fullest extent permitted by N.C. Gen. Stat. § 7A-45.4, General Rules of Practice 2.1 and 2.2, and the North Carolina Business Court Rules. Each party also agrees not to bring any such Action in any other court and not to bring any such Action without designating such Action as a complex business court case pursuant to this Section 12.19. By execution and delivery of this Agreement, each party irrevocably submits to the jurisdiction of such courts with respect to any such Action. The parties irrevocably agree that venue would be proper in any such court, and hereby waive any objection that any such court is an improper or inconvenient forum for the resolution of such Action. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

12.20 Accounting Date. The transactions contemplated hereby shall be effective for accounting purposes as of 12:01 a.m. on the day following the Closing Date, unless otherwise agreed in writing by Seller and Buyer. The parties will use commercially reasonable efforts to cause the Closing to be effective as of a month end, with equitable adjustments made to the Purchase Price necessary to give effect to the foregoing.

12.21 No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

12.22 Limited Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of Buyer, Seller, their Affiliates and their respective permitted successors or assigns, and it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other person other than the Seller Entities and the Buyer Entities, which the parties agree are express third party beneficiaries of the rights of Seller and Buyer, respectively.

12.23 Entire Agreement/Amendment. With the exception of the Agreement for Use and Non-Disclosure of Confidential Information dated as of July 26, 2024, between CHSPSC, LLC and Buyer, this Agreement supersedes all previous contracts, and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties respecting the within subject matter, and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded, and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

12.24 Risk of Loss. The risk of loss or damage to any of the Assets, the Hospital and all other property, transfer of which is contemplated by this Agreement, shall remain with Seller until the Closing and Seller shall maintain its insurance policies covering the Assets, the Hospitals and all other property through the Closing.

(a) If, prior to the Closing, all or any part of the Hospital is destroyed or damaged by fire or the elements or by any other cause where such damage or destruction is in the aggregate (the “Aggregate Damage”) less than twenty percent (20%) of the Purchase Price, the parties’ duties and obligations under this Agreement shall not be affected and the Closing shall proceed as scheduled; provided, however, Seller shall assign, transfer and set over to Buyer or its designated Affiliate all of the applicable Seller Entity’s right, title and interest in and to any insurance proceeds on account of such damage or destruction and if such insurance policy proceeds are insufficient to repair, restore and/or replace the Hospital or other affected Assets, the difference between the Aggregate Damage associated with such damage and destruction and the amount of such proceeds actually received by Buyer shall be deducted from the Purchase Price. If, prior to the Closing, all or any part of the Hospital is destroyed or damaged by fire or the elements or by any other cause where the Aggregate Damage exceeds twenty percent (20%) of the Purchase Price, Buyer may elect to (i) purchase such Hospital, and the Closing shall proceed as scheduled (provided, however, at the Closing, Seller shall assign, transfer and set over to Buyer or its designated Affiliate all of the applicable Seller Entity’s right, title and interest in and to any insurance proceeds on account of such damage or destruction loss plus the amount of any deductible under such insurance policies) or (ii) terminate the Agreement by the delivery of a written notice to Seller (the “Casualty Termination Notice”). If Buyer and Seller are unable to agree upon the amount of the Aggregate Damage, the amount of the Aggregate Damage shall be determined by a consulting firm mutually selected by Seller and Buyer (the “Independent Consultant”) pursuant to Section 12.24(b).

(b) If pursuant to Section 12.24(a), the amount of the Aggregate Damage (and any applicable Purchase Price adjustment) is to be determined by the Independent Consultant, within fifteen (15) calendar days after the occurrence of the damage to the Hospital (the “Submittal Date”), each party shall submit to the other party and to the Independent Consultant its proposed

Aggregate Damage (and any applicable Purchase Price adjustment) as a result of the event(s) contemplated by Section 12.24(a), along with a detailed description of the basis for such amount and any applicable adjustment. Within twenty (20) calendar days after the Submittal Date (the “Decision Date”), the Independent Consultant, acting as an expert and not as an arbitrator, shall determine the definitive amount of the Aggregate Damage (and any applicable adjustment to the Purchase Price), taking into account any submissions by Seller or Buyer by the Submittal Date. If the Aggregate Damage exceeds twenty percent (20%) of the Purchase Price, Buyer shall thereafter have the right to terminate this Agreement by delivery of a Casualty Termination Notice to Seller. The decision of the Independent Consultant shall be conclusive and binding as between Buyer and Seller, and the costs of such review shall be borne equally by Seller and Buyer. Upon any such determination of the adjustment to the Purchase Price in accordance with this Section 12.24, the parties shall, subject to the terms and conditions of this Agreement, consummate the transactions contemplated by this Agreement at a mutually agreeable time and place, in accordance with the provisions of this Agreement.

12.25 Other Definitions.

“Disaster Relief Funds” means any payments received before or after the Effective Time that are intended to compensate any Seller or Seller Entity for costs incurred or revenue lost as a result of hurricanes or other natural disasters occurring prior to the Effective Time, where such payments are derived from programs established or funded directly or indirectly by or through the Federal Emergency Management Agency, other federal agencies, or state and local agencies.

“Government Entity” means any federal, state, municipal, or local government, quasi-government, or authority or any agency, bureau, board, directorate, commission, court, department, branch, official, political subdivision, tribunal or other instrumentality of any government, quasi-government, or authority.

“Healthcare Laws” means Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including 42 U.S.C. §1395nn or any regulations promulgated pursuant thereto (collectively, the “Stark Law”); Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; the Federal False Claims Act, 31 U.S.C. §3729; the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8, as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5 (collectively, “HIPAA”); any Laws applicable to the CARES Act Provider Relief Funds; Laws applicable to the use, handling, control, storage, transportation and maintenance of controlled substances, pharmaceuticals or drugs; and all applicable implementing regulations, rules, ordinances and orders; and any similar or other state and local Laws; and all applicable federal, state and local licensing, certificate of need, regulatory and reimbursement, and orders applicable to healthcare service providers or other Persons providing the items and services similar to those provided by Seller Entities or the Facilities.

“Intellectual Property” means all intellectual property items and rights arising in any jurisdiction throughout the world from or in respect of the following: (a) all patents and applications therefor, including all renewals, extensions, provisionals, corrections, re-examinations, continuations, divisionals, continuations-in-part or reissues thereof, (b) all trademarks, service marks, trade names, service names, brand names, logos, slogans and trade dress rights, and all applications, registrations and renewals thereof, (c) copyrights and registrations and applications therefor, works of authorship and mask work rights, (d) all computer programs (including all software implementation of algorithms, models and methodologies, whether in object code or source code), application programming interfaces, graphical user interfaces, databases and compilations (including any and all data and collections of data) and all documentation (including user manuals and training materials relating to the foregoing); (e) world wide web addresses, IP addresses, e-mail addresses, social media identifiers, domain names, virtual currency balances, data rights and registrations related to any of the foregoing; (f) trade secrets, confidential or proprietary information, know-how and similar intellectual property (including inventions, ideas, know-how, financial, business and marketing plans, supplier lists and related information); (g) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, including moral rights and publicity rights; and (h) any goodwill associated with each of the foregoing.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification with respect to any representation, warranty or other statement in this Agreement means (i) all matters with respect to which Seller or any Seller Entity has received written notice from a Government Entity or third party or (ii) the actual knowledge of any of the following officers of any Seller Entity (as applicable): Chief Executive Officer, Chief Financial Officer, Chief Compliance Officer, Chief Operating Officer, Chief Medical Officer and/or Chief Nursing Officer as well as the President, Region 3 Operations and Chief Compliance Officer of Seller, in each case after reasonable inquiry of such person’s immediate subordinates.

“Law” or “Laws” means any federal, state, local or foreign law, statute, code, ordinance, order, rule, regulation, code, directive, judgment, binding administrative guidance or interpretation, constitutional provision, accreditation, standard ruling or decree of any Government Entity.

“Person” means any individual, partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or other association or entity, including any Government Entity.

“Privacy and Security Requirements” means (i) all applicable laws and regulations, excluding HIPAA, relating to data privacy, security, transfer or use, or to systems/data breach notification, (ii) all obligations in contracts to which any Seller Entity is a party or otherwise bound relating to the privacy, security, transfer or use of Seller Entity Data, Seller Entity Systems or payment transactions, (iii) all applicable industry privacy and security standards (including, to the extent applicable, the Payment Card Industry Data Security Standard, as amended from time to time) relating to the privacy, security or integrity of Seller Entity Data, Seller Entity Systems or payment transactions, and (iv) all policies and procedures of the Seller Entities relating to the privacy, security, disclosure, transfer and/or use of Seller Entity Data or Seller Entity Systems.

“Security Incident” means (i) any loss of, damage to, or unauthorized access to, acquisition of, use of or disclosure of, any Seller Entity Data, (ii) any damage to, or unauthorized access to or use of, any Seller Entity Systems, or (iii) a business email compromise incident or similar incident involving a transfer of funds to an unauthorized party.

“Seller Entity Data” means any personally identifiable information and/or any confidential, proprietary or otherwise sensitive information, excluding PHI, that is collected or processed by or on behalf of any Seller Entity.

“Seller Entity Systems” means any information technology or computer system or network (including software, hardware, websites and servers) that is owned, leased or otherwise used by or for the benefit of any Seller Entity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals by their authorized officers, all as of the date first above written.

CHS/COMMUNITY HEALTH SYSTEMS, INC.
By:	/s/ R. Gabriel Ottinger
Name: R. Gabriel Ottinger Title: Senior Vice President and Treasurer (“Seller”)

DUKE UNIVERSITY HEALTH SYSTEM, INC.
By:	/s/ Craig T. Albanese
Name: Craig T. Albanese, MD, MBA Title: Chief Executive Officer (“Buyer”)